PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 23, 2001)

                               10,000,000 SHARES

                                     [Logo]

                                  COMMON STOCK

--------------------------------------------------------------------------------

    We are offering 10,000,000 shares of common stock. Our common stock is listed on the Nasdaq National Market under the symbol 'SIRI.' The last reported sale price of our common stock on February 23, 2001 was $23 13/16 per share.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS.

                                                              PER SHARE         TOTAL
                                                              ---------         -----
Public offering price.......................................   $21.00        $210,000,000
Underwriting discount.......................................   $ 1.00        $ 10,000,000
Proceeds to us (before expenses)............................   $20.00        $200,000,000

    The underwriter may also purchase up to an additional 1,500,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers expects to deliver the common shares against payment in New York, New York on February 28, 2001.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

February 23, 2001

[PHOTO]
[SIRIUS LOGO]
SIRIUS Satellite Radio


[PHOTO]
A National
Broadcasting
Powerhouse

One of the most advanced digital radio
broadcasting studios in the world

Production facilities broadcasting up
to 100 channels of programming
coast-to-coast


[PHOTO]
SIRI-1                   SIRI-2
In Orbit                 In Orbit
                                            SIRI-3
                                            In Orbit






[PHOTO]
Automotive Partners
Exclusive automotive deals with nearly 50% of the US new car and light-truck market
Featuring all brands from:

[BMW LOGO]

[CHRYSLER LOGO]

[MERCEDES-BENZ LOGO]

[FORD LOGO]

THE SIRIUS SERVICE

50 commercial-free music channels

HITS                                COUNTRY                                 LATIN
 Top 40                             Alternative Country                     Latin Hits
 Pop Mix                            Country Hits                            Latin Love Songs
 Soft Rock                          Country Mix                             Rock en Espanol
 Love Songs                         Classic Country                         Mexicana
 50's Hits                          Bluegrass                               Tejano
 60's Hits                          R&B                                     CLASSICAL
 70's Hits                          R&B Oldies                              Symphonic
 80's Hits                          Classic Soul Hits                       Chamber Works
 90's Hits                          Urban Hits                              Classical Voices
ROCK                                Rap                                     VARIETY
 Classic Rock I                     Soul Ballads                            New Age
 Classic Rock II                    Gospel                                  Kids
 Alternative I                      JAZZ                                    Christian Hits
 Alternative II                     Classic Jazz                            World Music
 Hard Rock/Metal                    Contemporary Jazz                       Reggae
 Album Rock                         Smooth Jazz                             Dance
 Eclectic Rock                      STANDARDS                               Blues
 Rock Specials                      Big Band/Swing                          Specialty Showcase
                                    Singers & Standards
                                    Broadway's Best

plus up to 50 channels of news,
sports and entertainment

NEWS
CNBC, NPR Now, World Radio Network,
Bloomberg News Radio, C-SPAN, BBC World Service, BBC Espanol, La Red Hispania

SPORTS
Speedvision, Outdoor Life, Sports Byline USA,
Radio Deportivo

ENTERTAINMENT
Discovery Radio, Sci-fi Radio, A&E,
Radio Classics, The Scandal Channel,
Public Radio International, Sirius Comedy,
Personal Achievement Live, NPR Talk,
African American Talk, Hispanic Radio
Network, Radio Mujer, Wisdom Radio,
Women 2 Women, Guy Talk

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Special Note Regarding Forward-Looking Statements...........   S-4
Summary.....................................................   S-5
Dilution....................................................   S-9
Use of Proceeds.............................................   S-9
Price Range of Common Stock.................................  S-10
Dividend Policy.............................................  S-10
Capitalization..............................................  S-11
Selected Historical Financial Data..........................  S-12
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-13
Business....................................................  S-18
Management..................................................  S-31
Certain Relationships and Related Transactions..............  S-33
Security Ownership of Certain Beneficial Owners and
  Management................................................  S-33
Description of Certain Indebtedness.........................  S-37
Underwriting................................................  S-42
Legal Matters...............................................  S-43

                            PROSPECTUS

Special Note Regarding Forward-Looking Statements...........     2
About this Prospectus.......................................     3
About Sirius................................................     3
Risk Factors................................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    13
Use of Proceeds.............................................    13
Description of Debt Securities..............................    13
Description of Capital Stock................................    25
Description of Warrants.....................................    35
Plan of Distribution........................................    39
Legal Matters...............................................    39
Experts.....................................................    40
Incorporation by Reference..................................    40
Where You May Find Additional Available Information About
  Us........................................................    40

                              -------------------
    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus supplement and the related prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.'Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the related prospectus, and particularly the risk factors described under 'Risk Factors' in the related prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     the unavailability of radios capable of receiving our service and our dependence upon third parties to manufacture and distribute them;

     the potential risk of delay in implementing our business plan;

     the unproven market for our service; and

     our need for additional financing.

    These and other factors are discussed in 'Risk Factors' in the related prospectus and elsewhere in this prospectus supplement and the related prospectus.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference into the related prospectus.

                               ABOUT OUR BUSINESS

    From our three orbiting satellites, we will directly broadcast up to 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $9.95. We will deliver 50 channels of commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    Upon commencing commercial operations, we expect our primary source of revenues to be subscription fees, which we expect will be included with the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    We design and originate the programming on each of our 50 commercial-free music channels. Each channel is operated as a separate radio station with a distinct format and hosts. We will also broadcast up to 50 channels of news, sports and talk programming, which will include limited advertising. A majority of the programming on our non-music channels is obtained from third party content providers, such as CNBC, Bloomberg, NPR, A&E and Discovery.

    The market for Sirius consists primarily of motorists. The Federal Highway Administration estimates that there were approximately 208 million registered private motor vehicles in the United States at the end of 2000. According to Arbitron, a radio industry rating agency, in 2000 motorists in the United States listened to the radio an average of 50 minutes a day, despite the fact that 92% of cars had a CD or cassette player. In addition, according to Arbitron, in 1999 approximately 79% of total radio listening was to FM stations, which provide primarily music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

    In the new car market, we have exclusive agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate manufacturing and selling vehicles that include radios capable of receiving our broadcasts. These alliances cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda and Volvo. Our agreement with DaimlerChrsyler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold or leased in the continental United States last year.

    In addition, in the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group and Good Guys. In 2000, 11 million car radios were sold through consumer electronics retailers.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. As these radios become available in commercial quantities, they will be sold to automakers for inclusion in new vehicles and consumer electronics retailers for sale in the autosound aftermarket.

                               THE SIRIUS SYSTEM

    The Sirius system consists of three principal components:

    THE SATELLITES. Our three-satellite constellation has been launched, tested and is currently broadcasting. Each satellite acts as a 'bent pipe,' relaying signals received from our uplink facilities directly to vehicles on the ground. Our satellites do not contain on-board processors. All of our processing operations occur on the ground where they are accessible for maintenance and technological upgrade without the need to launch replacement satellites. Our satellites have an estimated useful life of approximately 15 years. A fourth, ground spare, satellite is also being constructed for us and we expect to take delivery of this satellite in August. In at least 56 areas with high concentrations of tall buildings, such as urban centers, and in tunnels, we are installing terrestrial repeaters to rebroadcast our satellite signals, increasing availability of service.

    THE NATIONAL BROADCAST STUDIO. Our programming originates from our national broadcast studio in Rockefeller Center in New York City. The national broadcast studio houses our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of our satellites.

    THE RADIOS. In many new cars and trucks, consumers will receive Sirius through a new generation of three-band (AM/FM/SAT) radios, which will come installed by automakers. In the autosound aftermarket, our subscribers will have the choice of two different receiving devices for their cars -- an FM modulated receiver or a three-band radio.

    FM Modulated Receivers. FM modulated receivers will enable our service to be received through existing FM radios, which are present in approximately 95% of all U.S. vehicles. Each receiver will be a small device, approximately the size of a compact disc changer, that will be mounted in the vehicle's trunk.

    Three-Band Radios. Three-band radios will be nearly identical in appearance to existing car stereos and will allow the user to listen to AM, FM or Sirius with the push of a button. Like existing radios, three-band radios may also incorporate cassette or CD players.

    We expect to have a limited quantity of radios available for testing during the first quarter of 2001. We will distribute these radios to select vehicle manufacturers, radio manufacturers and others as part of a comprehensive quality assurance program. The technical portion of this program will include end to end testing and integration of our studio, broadcast, transaction management and customer service systems. The content portion of this program will refine Sirius' programming based on feedback obtained from users of these initial radios.

    Once our quality assurance program has been completed and we can ensure a high quality consumer service radios will be made widely available to consumers. Subscriptions to Sirius resulting from the sale of radios in the autosound aftermarket are expected to occur as commercial quantities become available for sale, with a majority of 2001 subscriptions occurring in the fourth quarter. We expect factory installation of radios in new vehicles to occur on a limited basis in the second half of this year, with quantities increasing and additional vehicle models added beginning early in 2002.

                                  RISK FACTORS

    For a discussion of some of the risks you should consider before purchasing our common stock, see 'Risk Factors' beginning on page 4 of the related prospectus.
-------------------
    Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is siriusradio.com. Siriusradio.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

                                  THE OFFERING

Common stock offered......................  10,000,000 shares(1)
Common stock outstanding after the
  offering................................  52,215,114 shares(2)
Use of proceeds...........................  We will use the net proceeds of this offering to finance operating expenses and for general corporate
                                            purposes.
Nasdaq National Market symbol.............  SIRI
Dividend policy...........................  We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash
                                            dividends in the foreseeable future. See 'Price Range
                                            of Common Stock' and 'Dividend Policy.'

---------

(1) Does not include 1,500,000 shares of common stock that we will sell if Lehman Brothers exercises its over-allotment option in full. Some of the disclosures in this prospectus supplement will be different if Lehman Brothers exercises its option. Unless we tell you otherwise, the information in this prospectus supplement assumes that Lehman Brothers will not exercise its option.

(2) Based on the number of shares outstanding at December 31, 2000. Excludes
    (a) 7,549,975 shares of common stock issuable upon the exercise of outstanding and unexercised options as of December 31, 2000, (b) 4,132,680 shares of common stock issuable upon the exercise of outstanding and unexercised warrants (other than those referred to in clauses (c) and (d) below) as of December 31, 2000, (c) 8,000,000 shares of common stock issuable upon the exercise of warrants issued to Ford Motor Company and DaimlerChrysler Corporation, (d) 2,100,000 shares of common stock issuable upon the exercise of warrants beneficially held by Lehman Commercial Paper Inc., (e) 2,840,092 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009 as of December 31, 2000 and (f) 14,015,547 shares of common stock issuable upon conversion of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock. Holders of all three series of our Junior Cumulative Convertible Preferred Stock have the right to vote, on an as-converted basis, on matters on which the holders of our common stock have the right to vote. Please refer to the section of the related prospectus entitled 'Description of Capital Stock.'

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data shown below as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 are derived from our respective audited consolidated financial statements. Our financial statements as of December 31, 1999 and 2000 and for the three years ended December 31, 2000 are incorporated by reference in the related prospectus.

    The summary consolidated financial data should be read together with the consolidated financial statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------
                                                                1996       1997       1998        1999         2000
                                                                ----       ----       ----        ----         ----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................  $  --      $  --      $  --      $   --       $   --
Net loss(1).................................................    (2,831)    (4,737)   (48,396)     (62,822)    (134,744)
Preferred stock dividends...................................     --        (2,338)   (19,380)     (30,321)     (39,811)
Preferred stock deemed dividends(2).........................     --       (51,975)   (11,676)      (3,535)      (8,260)
Accretion of dividends in connection with the issuance of
 warrants on preferred stock................................     --         --        (6,501)        (303)        (900)
Net loss applicable to common stockholders..................    (2,831)   (59,050)   (85,953)     (96,981)    (183,715)
Per common share:
   Net loss applicable to common stockholders...............     (0.29)     (5.08)     (4.79)       (3.96)       (4.72)
   Weighted average common shares outstanding (basic and
    diluted)................................................     9,642     11,626     17,932       24,470       38,889

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................................  $  4,584   $    900   $150,190   $   81,809   $   14,397
Marketable securities, at market(3).........................     --       169,482    115,433      317,810      129,153
Restricted investments, at market(4)........................     --         --         --          67,454       41,510
Working capital.............................................     4,442    170,894    180,966      303,865      143,981
Total assets................................................     5,065    323,808    643,880    1,206,612    1,323,582
Short-term notes payable....................................     --         --        70,863      114,075       --
Deferred satellite payments.................................     --         --        31,324       55,140       60,881
Long-term debt..............................................     --       131,387    153,033      488,690      472,602
10 1/2% Series C Preferred Stock............................     --       176,025    156,755      149,285       --
9.2% Series A Junior Cumulative Convertible Preferred
 Stock......................................................     --         --       137,755      148,894      162,380
9.2% Series B Junior Cumulative Convertible Preferred
 Stock......................................................     --         --         --          64,238       70,507
9.2% Series D Junior Cumulative Convertible Preferred
 Stock......................................................     --         --         --          --          210,125
Deficit accumulated during the development stage............   (18,536)   (23,273)   (71,669)    (134,491)    (269,235)
Stockholders' equity........................................     4,898     15,980     77,953      134,179      290,483

---------

(1) Included in the 1998 net loss of $48,396 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(4) Value of securities held by the trustee of our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

                                    DILUTION

    The pro forma net tangible book value of our common stock at December 31, 2000 was approximately $650 million, or $11.58 per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity, less intangible assets (including the value of our FCC license), divided by the number of shares of common stock outstanding as of December 31, 2000, assuming conversion of each outstanding share of our preferred stock into shares of common stock.

    Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering, and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After the sale of the 10,000,000 shares of common stock we are offering (using the public offering price of $21.00 per share) and after deducting underwriting discounts, commissions and estimated offering expenses payable by us, the pro forma tangible book value at December 31, 2000 would have been approximately $850 million, or $12.85 per share. This represents an immediate increase in pro forma net tangible book value of $1.27 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.15 per share to purchasers of common stock in this offering as illustrated in the following table:

Price to public per share...................................           $21.00
    Pro forma net tangible book value per share at December
      31, 2000..............................................  $11.58
    Increase per share attributable to new investors........    1.27
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................            12.85
                                                                       ------
Pro forma net tangible book value dilution per share to new
  investors.................................................           $ 8.15
                                                                       ------
                                                                       ------

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from this offering will be approximately $199.5 million ($229.5 million if Lehman Brothers exercises its over-allotment option in full) after deducting estimated discounts, commissions and other expenses. We intend to use the net proceeds of this offering to finance operating expenses and for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the Nasdaq Small Cap Market on September 13, 1994. From October 24, 1997 to January 11, 2000, our common stock was traded on the Nasdaq National Market under the symbol 'CDRD.' On
January 12, 2000, our common stock began trading on the Nasdaq National Market under the symbol 'SIRI.'

    The following table sets forth the high and low sales prices for our common stock, as reported by the Nasdaq National Market, for the periods indicated.

                                                                  HIGH               LOW
                                                                  ----               ---
1998:
    First Quarter...........................................  24 1/4             11 1/2
    Second Quarter..........................................  44                 21 3/4
    Third Quarter...........................................  38 7/16            14 3/4
    Fourth Quarter..........................................  39 7/8             14 1/4
1999:
    First Quarter...........................................  38 5/8             20 1/2
    Second Quarter..........................................  32                 19 1/2
    Third Quarter...........................................  38 1/2             24 3/4
    Fourth Quarter..........................................  48 1/2             23 1/8
2000:
    First Quarter...........................................  69 7/16            37
    Second Quarter..........................................  55 5/8             30
    Third Quarter...........................................  56 3/8             37
    Fourth Quarter..........................................  54 7/16            21 1/2
2001:
    First Quarter (through February 23, 2001)...............  35 1/2             21

    On February 23, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $23 13/16 per share. On December 31, 2000, there were approximately 342 holders of record of our common stock.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The indentures governing our senior secured notes and our senior secured discount notes contain provisions that limit our ability to pay dividends on our preferred stock and common stock. The certificates of designation for our preferred stock contain provisions that also limit our ability to pay dividends on our common stock.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of December 31, 2000 (1) on an actual basis and (2) on an as adjusted basis to give effect to the issuance and sale of the common stock in this offering, after deducting estimated discounts, commissions and other expenses.

                                                              AS OF DECEMBER 31, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                                ------     -----------
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities, at          $  143,550   $  343,050
  market(1).................................................
                                                              ----------   ----------
                                                              ----------   ----------
Restricted investments(2)...................................  $   41,510   $   41,510
                                                              ----------   ----------
                                                              ----------   ----------
Long-term obligations:
    Deferred satellite payments, long-term..................  $   60,881   $   60,881
    15% Senior Secured Discount Notes due 2007..............     218,405      218,405
    14 1/2% Senior Secured Notes due 2009...................     173,361      173,361
    8 3/4% Convertible Subordinated Notes due 2009..........      80,836       80,836
                                                              ----------   ----------
        Total long-term debt obligations....................     533,483      533,483
                                                              ----------   ----------

9.2% Series A Junior Cumulative Convertible Preferred
  Stock.....................................................     162,380      162,380
9.2% Series B Junior Cumulative Convertible Preferred
  Stock.....................................................      70,507       70,507
9.2% Series D Junior Cumulative Convertible Preferred
  Stock.....................................................     210,125      210,125
Stockholders' equity
    Common stock, at par value, $0.001 per share(3).........          42           52
    Additional paid-in capital(3)...........................     559,676      759,166
    Accumulated deficit.....................................    (269,235)    (269,235)
                                                              ----------   ----------
        Total capitalization................................  $1,266,978   $1,466,478
                                                              ----------   ----------
                                                              ----------   ----------

---------

(1) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Value of securities held by the trustee for our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

(3) Excludes: (a) 7,549,975 shares of common stock issuable upon the exercise of outstanding and unexercised options as of December 31, 2000, (b) 4,132,680 shares of common stock issuable upon the exercise of outstanding and unexercised warrants (other than those referred to in clauses (c) and (d) below), (c) 8,000,000 shares of common stock issuable upon the exercise of warrants issued to Ford Motor Company and DaimlerChrysler Corporation,
    (d) 2,100,000 shares of common stock issuable upon the exercise of warrants beneficially held by Lehman Commercial Paper Inc., (e) 2,840,092 shares of common stock issuable upon the conversion of our 8 3/4% Convertible Subordinated Notes due 2009 as of December 31, 2000 and (f) 14,015,547 shares of common stock issuable upon conversion of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock. Each share of our common stock has a right to receive one one-hundredth of a share of our Series B Preferred Stock, par value $0.001 per share, upon certain events described in 'Description of Capital Stock -- Preferred Stock Purchase Rights' in the related prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected consolidated financial data shown below as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 are derived from our respective audited consolidated financial statements.

    The selected historical financial data should be read together with the consolidated financial statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------
                                               1996       1997       1998        1999         2000
                                               ----       ----       ----        ----         ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues.........................  $  --      $  --      $  --      $   --       $   --
Net loss(1)................................    (2,831)    (4,737)   (48,396)     (62,822)    (134,744)
Preferred stock dividends..................     --        (2,338)   (19,380)     (30,321)     (39,811)
Preferred stock deemed dividends(2)........     --       (51,975)   (11,676)      (3,535)      (8,260)
Accretion of dividends in connection with
  the issuance of warrants on preferred
  stock....................................     --         --        (6,501)        (303)        (900)
Net loss applicable to common
  stockholders.............................    (2,831)   (59,050)   (85,953)     (96,981)    (183,715)
    Net loss per share applicable to common
      stockholders (basic and diluted).....     (0.29)     (5.08)     (4.79)       (3.96)       (4.72)
Weighted average common shares outstanding
  (basic and diluted)......................     9,642     11,626     17,932       24,470       38,889

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents..................  $  4,584   $    900   $150,190   $   81,809   $   14,397
Marketable securities, at market(3)........     --       169,482    115,433      317,810      129,153
Restricted investments, at market(4).......     --         --         --          67,454       41,510
Working capital............................     4,442    170,894    180,966      303,865      143,981
Total assets...............................     5,065    323,808    643,880    1,206,612    1,323,582
Short-term notes payable...................     --         --        70,863      114,075       --
Deferred satellite payments................     --         --        31,324       55,140       60,881
Long-term debt.............................     --       131,387    153,033      488,690      472,602
10 1/2% Series C Preferred Stock...........     --       176,025    156,755      149,285       --
9.2% Series A Junior Preferred Stock.......     --         --       137,755      148,894      162,380
9.2% Series B Junior Preferred Stock.......     --         --         --          64,238       70,507
9.2% Series D Junior Preferred Stock.......     --         --         --          --          210,125
Deficit accumulated during the development
  stage....................................   (18,536)   (23,273)   (71,669)    (134,491)    (269,235)
Stockholders' equity.......................     4,898     15,980     77,953      134,179      290,483
Book value per common share................      0.48       1.00       3.36         4.67         6.90

---------

(1) Included in the 1998 net loss of $48,396 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(4) Value of securities held by the trustee for our 14 1/2% Senior Secured Notes due 2009 to pay interest in full on those notes through May 15, 2002.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of some events could differ materially from those projected in any forward-looking statements due to a number of factors, including those described under 'Risk Factors' in the related prospectus and elsewhere in this prospectus supplement and the related prospectus. See 'Special Note Regarding Forward-Looking Statements.'

    (All dollar amounts referenced below are in thousands, unless otherwise stated)

OVERVIEW

    Sirius Satellite Radio Inc. was organized in May 1990 and is in its development stage. Our principal activities to date have included:

     developing our technology;

     obtaining regulatory approval for our service;

     constructing four satellites;

     launching three satellites;

     constructing our national broadcast studio;

     acquiring content for our programming;

     constructing our terrestrial repeater network;

     arranging for the development of radios to receive our service;

     strategic planning;

     market research;

     recruiting our management team; and

     securing financing for capital expenditures and working capital.

    We will require additional funds for working capital, interest on borrowings, acquisition of programming, financing costs and operating expenses until some time after we commence commercial operations. We cannot assure you that we will ever commence commercial operations, attain any particular level of revenues or achieve profitability.

    Upon commencing commercial operations, we expect our primary source of revenues to be subscription fees. We anticipate that our subscription fee will be $9.95 per month, with a one time activation fee per subscriber. We also expect our subscription to be included with the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    The operating expenses associated with our service will consist primarily of marketing and sales costs, costs to acquire programming, expenses of maintaining our satellites and broadcasting systems and general and administrative costs. Costs to acquire programming include payments to build and maintain an extensive music library and royalty payments for broadcasting music. As of February 20, 2001, we had 173 employees. On December 31, 2001, we expect to have approximately 250 employees.

    We received title to our satellites on July 31, 2000, September 29, 2000 and December 20, 2000, following the completion of in-orbit testing of each satellite. We expect our fourth, spare, satellite to be delivered to ground storage in August 2001.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

    We had net losses of $134,744 and $62,822 for the years ended December 31, 2000 and 1999, respectively. Our total operating expenses were $125,634 and $63,518 for the years ended December 31, 2000 and 1999, respectively.

    Engineering design and development costs were $71,000 and $33,134 for the years ended December 31, 2000 and 1999, respectively. These engineering costs represented primarily payments to Lucent (38%) and other radio development and manufacturing partners (33%) in 2000 and payments to Lucent in 1999. The increase in costs in the 2000 period resulted primarily from the increased activity in our radio development effort as we prepare to launch our service.

    General and administrative expenses increased for the year ended December 31, 2000 to $54,634 from $30,384 for the year ended December 31, 1999. General and administrative expenses increased principally due to the growth of our workforce, expenses in connection with stock and stock options granted to employees and consultants and in-orbit insurance for our three satellites. The major components of general and administrative expenses in 2000 were salaries and employment related costs (39%), marketing costs (14%) and rent and occupancy costs (13%), while in 1999 the major components were salaries and employment related costs (32%), marketing costs (14%) and rent and occupancy costs (18%). The remaining portion of general and administrative expenses (34% in 2000 and 36% in 1999) consisted of other costs such as legal and regulatory, insurance, consulting, travel, depreciation and supplies, with no such amount exceeding 10% of the total in either 2000 or 1999.

    The increase in interest and investment income to $24,485 for the year ended December 31, 2000 from $17,502 for the year ended December 31, 1999 was the result of improved performance of our investments in U.S. government securities and commercial paper issued by major U.S. corporations with high credit ratings. The improved performance of these securities was due to higher rates of interest during 2000.

    Interest expense was $33,595 for the year ended December 31, 2000 and $16,806 for the year ended December 31, 1999, net of capitalized interest of $63,728 and $56,567, respectively. Gross interest expense increased by $23,950 and capitalized interest increased by $7,161 during 2000. Gross interest expense and capitalized interest for 2000 increased due to interest accruing on our 14 1/2% Senior Secured Notes due 2009 issued in May 1999 and our 8 3/4% Convertible Subordinated Notes due 2009 issued in September and October 1999, which were outstanding throughout 2000 but during only a portion of 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

    We had net losses of $62,822 and $48,396 for the years ended December 31, 1999 and 1998, respectively. Our total operating expenses were $63,518 and $39,079 for the years ended December 31, 1999 and 1998, respectively.

    Engineering design and development costs were $33,134 and $2,150 for the years ended December 31, 1999 and 1998, respectively. These engineering costs for the year ended December 31, 1999 represented primarily payments to Lucent.

    General and administrative expenses increased for the year ended December 31, 1999 to $30,384 from $11,247 for the year ended December 31, 1998. General and administrative expenses increased principally due to occupancy of our national broadcast studio and the growth of our management team and workforce. The major components of general and administrative expenses in 1999 were salaries and employment related costs (32%), rent and occupancy costs (18%) and legal and regulatory costs (10%), while in 1998 the major components were salaries and employment related costs (29%), rent and occupancy costs (20%) and legal and regulatory costs (17%). The remaining portion of general and administrative expenses (40% in 1999 and 34% in 1998) consisted of other costs such as insurance, consulting, travel, depreciation and supplies, with only marketing (14%) exceeding 10% of the total in 1999 and no amount exceeding 10% of the total in 1998.

    The increase in interest and investment income to $17,502 for the year ended December 31, 1999 from $7,250 for the year ended December 31, 1998 was the result of higher average balances of cash, marketable securities and restricted investments during 1999. The higher average balances of cash, marketable securities and restricted investments during 1999 were due to the investment throughout the year of proceeds from financing activities in 1999, including the issuance of our 14 1/2% Senior Secured Notes due 2009, our 8 3/4% Convertible Subordinated Notes due 2009, our 9.2% Series B Junior Cumulative Convertible Preferred Stock and 3,450,000 shares our common stock.

    Interest expense was $16,806 for the year ended December 31, 1999 and $14,272 for the year ended December 31, 1998, net of capitalized interest of $56,567 and $16,243, respectively. Gross interest expense increased by $42,858 and capitalized interest increased by $40,324 during 1999. Gross interest expense and capitalized interest for 1999 increased due to interest accruing on our 14 1/2% Senior Secured Notes due 2009 issued in May 1999 and our 8 3/4% Convertible Subordinated Notes due 2009 issued in September and October 1999.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 2000, we had cash, cash equivalents, marketable securities and restricted investments totaling $185,060 and working capital of $143,981 compared with cash, cash equivalents, marketable securities and restricted investments totaling $467,073 and working capital of $303,865 at December 31, 1999.

    Funding Requirements. We entered into a satellite contract with Space Systems/Loral to build and launch the satellites necessary to transmit our service. The Loral satellite contract requires Space Systems/Loral to:

     construct, launch and deliver three satellites in-orbit and checked-out;

     construct a fourth satellite for use as a ground spare; and

     deliver $15,000 of long-lead time parts for a possible fifth satellite.

We are committed to make aggregate payments of approximately $745,890 under the Loral satellite contract. As of December 31, 2000, $674,080 of this obligation had been satisfied. Under the Loral satellite contract, with the exception of a payment made to Space Systems/Loral in March 1993, payments are made in installments that commenced in April 1997 and will end in October 2004. Our future payments due to Space Systems/Loral are as follows: $21,810 in 2001, $0 in 2002, $25,000 in 2003 and $25,000 in 2004.

    The amount and timing of our actual cash requirements will depend upon numerous factors, including timing of construction of our fourth satellite and completion of our terrestrial repeater network, costs associated with the design and development of chip sets and radios, the rate of growth of our business after we commence service, costs of financing and the possibility of unanticipated costs. We will require additional funds if there are delays, cost overruns, unanticipated expenses, satellite losses or impairments or shortfalls in our estimated levels of operating cash flow.

    Sources of Funding. To date, we have funded our capital needs through the issuance of debt and equity securities.

    As of December 31, 2000, we had received a total of approximately $874,000 in equity capital as a result of the following transactions:

     the sale of shares of our common stock (net proceeds of approximately $22,000) prior to the issuance of our FCC license in October 1997;

     the sale of 5,400,000 shares of our 5% Delayed Convertible Preferred Stock (net proceeds of approximately $121,000) in April 1997 (in November 1997, we exchanged 1,846,799 shares of our 10 1/2% Series C Convertible Preferred Stock for all the outstanding shares of our 5% Delayed Convertible Preferred Stock) (all shares of our 10 1/2% Series C Convertible Preferred Stock have since been converted into shares of our common stock);

     the sale of 4,955,488 shares of our common stock (net proceeds of approximately $71,000) in 1997;

     the sale of 5,000,000 shares of our common stock to Prime 66 Partners, L.P. (net proceeds of approximately $98,000) in November 1998;

     the sale of 1,350,000 shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock to the Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the 'Apollo Investors') (net proceeds of approximately $129,000) in December 1998;

     the sale of 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock to the Apollo Investors (net proceeds of approximately $63,000) in November 1999;

     the sale of 3,450,000 shares of our common stock in an underwritten public offering (net proceeds of approximately $78,000) in September and October 1999;

     the sale of 2,000,000 shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock to affiliates of The Blackstone Group L.P. (net proceeds of approximately $192,000) in January 2000; and

     the sale of 2,290,322 shares of our common stock to DaimlerChrysler Corporation (net proceeds of approximately $100,000) in February 2000.

    As of December 31, 2000, we had received a total of approximately $443,000 in net proceeds from the following public debt offerings:

     12,910 units, each consisting of $20 aggregate principal amount at maturity of our 15% Senior Secured Discount Notes due 2007 and a warrant to purchase additional 15% Senior Secured Discount Notes due 2007 with an aggregate principal amount at maturity of $3 in an underwritten public offering (net proceeds of approximately $116,000) in November 1997. All of these warrants were exercised in 1997. The aggregate value at maturity of our 15% Senior Secured Discount Notes due 2007 is approximately $297,000. Our 15% Senior Secured Discount Notes due 2007 mature on December 1, 2007 and the first cash interest payment is due in June 2003.

     200,000 units, each consisting of $1 aggregate principal amount of our 14 1/2% Senior Secured Notes due 2009 and three warrants, each to purchase
     3.947 shares of our common stock (as of December 31, 2000) in an underwritten public offering (net proceeds of approximately $190,000) in May 1999. The warrants are exercisable through May 15, 2009 at an exercise price of $26.45 per share (as of December 31, 2000). We invested approximately $79,300 of the net proceeds from this offering in a portfolio of U.S. government securities, which we pledged as security for payment in full of interest due on the 14 1/2% Senior Secured Notes due 2009 through May 15, 2002.

     $125,000 aggregate principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 in an underwritten public offering (net proceeds of approximately $119,000) in September 1999. In October 1999, we issued an additional $18,750 aggregate principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 to the underwriters of that offering in connection with their over-allotment option (net proceeds of approximately $18,000).

The indentures governing our 14 1/2% Senior Secured Notes due 2009 and our 15% Senior Secured Discount Notes due 2007 contain limitations on our ability to incur additional indebtedness. These notes are secured by a pledge of the stock of Satellite CD Radio, Inc., our subsidiary that holds our FCC license. As of December 31, 2000, we had acquired $62,914 principal amount of our 8 3/4% Convertible Subordinated Notes due 2009 in exchange for shares of our common stock.

    On September 23, 1999, the SEC declared effective a shelf registration statement pursuant to which we could offer $500,000 aggregate principal amount of debt securities, preferred stock, common stock and warrants to the public. As of December 31, 2000, we had issued $229,138 of common stock and convertible subordinated notes under this registration statement.

    Space Systems/Loral has deferred a total of $50,000 of payments under the Loral satellite contract originally scheduled for payment in 1999. These deferred amounts bear interest at 10% per year and were originally scheduled to be paid in quarterly installments beginning in June 2002. However, the agreement governing these deferred amounts provides that this date, and subsequent payment dates, will be extended by the number of days that the achievement of any milestone under the Loral satellite contract is delayed beyond the date set forth in the Loral satellite contract. Our fourth, spare, satellite was originally expected to be delivered to ground storage in October 2000 and now is expected to be delivered to ground storage in August 2001. As a result of this delay, we do not expect to make any required payments with respect to these deferred amounts until April 2003, at the earliest. As collateral security for these deferred payments, we have granted Space Systems/Loral a security interest in our terrestrial repeater network.

    We have entered into an agreement with Lehman Commercial Paper Inc. ('LCPI') and Lehman Brothers Inc. pursuant to which LCPI agreed to provide us a term loan facility in the aggregate principal amount of $150,000. The loans under this term loan facility will be made available to us upon the demonstration of our broadcast system and upon satisfaction of certain customary conditions, and the proceeds will be used for working capital, capital expenditures and general corporate purposes. In connection with this term loan facility, we have placed into escrow, for the benefit of LCPI, 2,100,000 warrants, each to purchase one share of our common stock at an exercise price of $29.00 per share. Of these warrants, 525,000 are vested, 1,050,000 will vest upon the making of the loans under this term loan facility and the remaining 525,000 will vest only under certain conditions relating to the performance of our publicly issued senior notes.

    Shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock are convertible into shares of our common stock at a price of $30.00 per share. Dividends on our 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock are payable in kind or in cash annually, at our option. Holders of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock have the right to vote, on an as-converted basis, on matters on which the holders of our common stock have the right to vote. Shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock:

     are callable by us beginning November 15, 2001 at a price of 100% if the current market price, as defined in the certificates of designation of the 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, of our common stock exceeds $60.00 per share for a period of 20 consecutive trading days;

     will be callable in all events beginning November 15, 2003 at a price of 100%; and

     must be redeemed by us on November 15, 2011.

    Shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock are convertible into shares of our common stock at a price of $34.00 per share. Dividends on our 9.2% Series D Junior Cumulative Convertible Preferred Stock are payable in kind or in cash annually, at our option. Holders of our 9.2%
Series D Junior Cumulative Convertible Preferred Stock have the right to vote, on an as-converted basis, on matters in which the holders of our common stock have the right to vote. Shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock:

     are callable by us beginning December 23, 2002 at a price of 100% if the current market price, as defined in the certificate of designation of the 9.2% Series D Junior Cumulative Convertible Preferred Stock, of our common stock exceeds $68.00 per share for a period of 20 consecutive trading days;

     will be callable in all events beginning December 23, 2004 at a price of 100%; and

     must be redeemed by us on November 15, 2011.

    Upon completion of this offering, and assuming that we draw down the Lehman term loan facility, we will have sufficient funds to operate our business through the middle of 2002. We will require additional funds to support our planned operations through the remainder of 2002 and thereafter until our revenues grow substantially.

                                    BUSINESS

    From our three orbiting satellites, we will directly broadcast up to 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $9.95. We will deliver 50 channels of commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission ('FCC') to operate a national satellite radio system.

    Upon commencing commercial operations, we expect our primary source of revenues to be subscription fees, which we expect will be included with the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    We have exclusive agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate manufacturing and selling vehicles that include radios capable of receiving our broadcasts. These alliances cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda and Volvo. Our agreement with DaimlerChrsyler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold or leased in the continental United States last year.

    In addition, in the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group and Good Guys. In 2000, 11 million car radios were sold through consumer electronics retailers.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. As these radios become available in commercial quantities, they will be sold to automakers for inclusion in new vehicles and consumer electronics retailers for resale in the autosound aftermarket.

THE SIRIUS SERVICE

    Sirius will offer motorists:

     a wide choice of finely focused music and non-music formats;

     commercial-free music programming; and

     nearly seamless signal coverage throughout the continental United States.

Our monthly subscription fee will entitle subscribers to receive all Sirius channels.

    Wide Choice of Programming. We design and originate the programming on each of our 50 commercial-free music channels and will offer each under the Sirius brand. Sirius will offer subscribers a far broader range of programming formats than conventional radio. Each of our 50 music channels has a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. Because the economics of the existing advertiser-supported radio industry dictate that conventional radio stations generally program for the greatest potential audience, nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk. The next five most prevalent formats account for another 30% of all commercial radio stations. Although niche music categories, including classical, jazz, rap, gospel, oldies, soundtracks, new age and children's programming, accounted for approximately 33% of sales of recorded music in 1999, these formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to programming such as opera, blues, chamber music, soundtracks and reggae. Sirius' wide choice of formats is expected to appeal to the large number of currently underserved radio listeners. Our ability to offer a number of channels devoted to many of these genres will enable subscribers to listen to a wider range of music within their preferred format than is available on conventional radio. In addition, our ability to offer a broad variety of news, talk and entertainment programming will provide subscribers with listening options that are not currently available.

    Commercial-Free Music Programming. Sirius' 50 channels of music programming will be entirely commercial-free. Our market research indicates that a principal complaint of radio listeners concerning conventional radio is the frequency of commercials, which in some cases can reach 18 minutes an hour, and some industry analysts attribute a decline in listening to conventional radio to this significant intrusion of commercials.

    'Seamless' Signal Coverage. Sirius will be broadcast throughout the continental United States, enabling listeners to be almost always within its signal range. We expect that our nearly seamless signal will appeal to motorists who frequently outdrive the range of their preferred AM or FM radio stations, which typically fade after 30 to 40 miles. In addition, we expect that our broadcasts will appeal to the 45 million underserved consumers who live in areas that currently receive only a small number of stations.

    We believe there will be significant consumer demand for Sirius. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. Market research conducted for us by The Yankee Group, an independent market research organization, shows that radio listeners today are substantially dissatisfied with both AM and FM radio because of lack of variety in programming, frequent commercial interruptions and loss of signal strength. Our service has been designed to address these key disadvantages of conventional radio.

    The market for Sirius primarily consists of motorists. The Federal Highway Administration estimates that there were approximately 208 million registered private motor vehicles in the United States at the end of 2000. According to Radio Advertising Bureau, more than 40% of all radio listening is done in cars. According to Arbitron, a radio industry rating agency, in 2000 motorists listened to the radio an average of 50 minutes a day, despite the fact that 92% of cars have a CD or cassette player. In addition, according to Arbitron, in 1999 approximately 79% of total radio listening was to FM stations, which provide primarily music programming, as compared with AM stations, which devote a greater proportion of their programming to talk and news.

PROGRAMMING

    We intend to program 50 channels of commercial-free music under our brand 'Sirius,' and to offer up to 50 additional channels of other formats, such as news, sports and talk programming. We believe that 50 music channels will enable us to 'superserve' our subscribers with a greater range of choice of content within their preferred format than is currently offered by conventional radio, even in the most widely broadcast formats.

    Our Music Channels. We design and originate the programming on each of our 50 commercial-free music channels. Each channel is operated as a separate radio station, with a distinct format and its own hosts. Our current line-up of music channels consists of:

HITS                                COUNTRY                                 LATIN
 Top 40                             Alternative Country                     Latin Hits
 Pop Mix                            Country Hits                            Latin Love Songs
 Soft Rock                          Country Mix                             Rock en Espanol
 Love Songs                         Classic Country                         Mexicana
 50's Hits                          Bluegrass                               Tejano
 60's Hits                          R&B                                     CLASSICAL
 70's Hits                          R&B Oldies                              Symphonic
 80's Hits                          Classic Soul Hits                       Chamber Works
 90's Hits                          Urban Hits                              Classical Voices
ROCK                                Rap                                     VARIETY
 Classic Rock I                     Soul Ballads                            New Age
 Classic Rock II                    Gospel                                  Kids
 Alternative I                      JAZZ                                    Christian Hits
 Alternative II                     Classic Jazz                            World Music
 Hard Rock/Metal                    Contemporary Jazz                       Reggae
 Album Rock                         Smooth Jazz                             Dance
 Eclectic Rock                      STANDARDS                               Blues
 Rock Specials                      Big Band/Swing                          Specialty Showcase
                                    Singers & Standards
                                    Broadway's Best

    Music programming will be selected from our music library. We have assembled an extensive music library consisting of a deep range of recorded music in each genre. To date, we have acquired approximately two million music titles. Our music library will be updated with new recordings as they are released and, in some cases, we intend to acquire recordings that are no longer commercially available.

    We have recruited program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each Sirius music channel. To be accessible to these industries, we have built our national broadcast studio in New York City.

    We expect that well-known music experts and celebrity talent will have a regular presence, and in some cases will perform, on our service. Conventional radio stations, which are local businesses, generally do not have the economies of scale or large enough audiences to attract regular appearances by celebrity hosts. We believe that, as a national service, Sirius will have the ability to support and attract regular appearances by celebrity hosts. We believe these appearances will emphasize our brand and further differentiate us from conventional radio. To date, we have alliances with the artists Grandmaster Flash, Bebe Winans, Dave Koz, Ray Manzarek, Randy Travis, Leonard Slatkin and Michael Feinstein to appear and perform on our service. We believe that performances by prominent artists will be a regular occurrence at our national broadcast studio. Among the artists that have already performed and recorded at our national broadcast studio are Sinead O'Connor, Steve Earle, Dolly Parton, Shaggy, Yo Yo Ma, Emmylou Harris and Randy Travis. We also have an agreement in principle to feature live and recorded musical programming from House of Blues on a number of our music channels.

    In connection with our music programming, we must negotiate and enter into royalty arrangements with two sets of rights holders: holders of copyrights in musical works -- songs -- and holders of copyrights in sound recordings -- tapes, compact discs or audio files. Musical works rights holders, generally songwriters and music publishers, are represented by performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. These organizations negotiate fees with copyright users, collect royalties and distribute them to the rights holders. Radio broadcasters currently pay a combined total of approximately

3-4% of their revenues to these performing rights societies. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. Sound recording rights holders, typically large record companies, are primarily represented by the Recording Industry Association of America, which negotiates licenses and collects and distributes royalties. Cable audio service providers currently pay a royalty rate of 6.5% of gross revenue for the use of sound recordings for audio services broadcast over cable television systems. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and this determination was affirmed on May 21, 1999 by the U.S. Court of Appeals for the District of Columbia. Although we believe we can distinguish Sirius sufficiently from cable audio services in order to negotiate a lower statutory rate, we may not be able to do so, and we could be required to pay a higher rate. We have commenced the negotiations of these royalty arrangements.

    Our News, Sports and Entertainment Channels. In addition to our music channels, we will offer up to 50 channels of news, sports and talk programming, which will include limited commercial advertising. We believe that this array of non-music programming will increase consumer interest in our service because much of this content is unavailable on conventional radio. We generally do not produce programming for our non-music channels; we obtain this programming from various third party content providers.

    We have agreements to air the following news, sports and entertainment channels on Sirius:

 CNBC                                     Discovery Radio                               Hispanic Radio Network
 Sirius News                              Sci-fi Radio                                  Radio Mujer
 NPR Now                                  A&E                                           Wisdom Radio
 World Radio Network                      Radio Classics                                Women 2 Women
 Bloomberg News Radio                     The Scandal Channel                           Guy Talk
 C-SPAN                                   Public Radio International                    Speedvision
 BBC WorldService                         Sirius Comedy                                 Outdoor Life
 BBC Espanol                              Personal Achievement Live                     Sports Byline USA
 La Red Hispana                           NPR Talk                                      Radio Deportivo
                                          African American Talk

In addition, we will feature reports from The Weather Channel on a number of our channels. We are also discussing additional news, sports and entertainment programming with other third party content providers and this programming will be added to our service as agreements are completed.

MARKETING AND DISTRIBUTION

    We expect radios capable of receiving our broadcasts to be available factory installed as standard equipment in newly manufactured Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda, Volvo and other vehicles. We also expect consumer electronics retailers to market adapters which will allow radios in existing vehicles to receive our broadcasts. In 2000, 17 million radios were factory installed in new vehicles and 11 million car radios were sold through consumer electronics retailers.

    We plan to engage in extensive marketing activities to create consumer awareness of Sirius. This includes an ongoing major advertising campaign utilizing network, cable and satellite television, radio, print, internet and billboards. In addition, we expect the introduction of our service will have high news value, which will result in significant publicity during the launch of our service.

    We expect that certain demographic groups, including commuters (over 100 million, including 34 million with extended commute times), niche music listeners (niche genres not generally available on radio were responsible for 33% of recorded music sales in 1999), Hispanic listeners (there are over 32 million Spanish-speaking Americans), sports enthusiasts (often underserved by limited regional broadcasts), truck drivers (over three million), recreational vehicle owners (approximately three million) and consumers in areas with sparse radio coverage (more than forty-five million), are likely to have a high level of interest in Sirius.

ALLIANCES WITH AUTOMAKERS

    On June 11, 1999, we entered into an agreement with Ford Motor Company which anticipates Ford manufacturing, marketing and selling vehicles, including cars and trucks, that include radios capable of receiving our broadcasts. We expect that the first of these vehicles will be available in the second half of 2001. This exclusive agreement includes all Ford brands, including Ford, Jaguar, Mazda and Volvo. As part of this agreement, we agreed to share with Ford a portion of the revenues we will derive from subscribers using new Ford vehicles equipped to receive our broadcasts ('Ford Enabled Vehicles'). We also agreed to reimburse Ford for certain advertising expenses and hardware costs of Ford Enabled Vehicles, and issued to Ford warrants to purchase 4,000,000 shares of our common stock at an exercise price of $30.00 per share. These warrants are exercisable based upon the number of Ford Enabled Vehicles that Ford manufactures, and are fully exercisable after 4,000,000 Ford Enabled Vehicles are manufactured. This agreement extends to June 11, 2004, unless earlier terminated.

    On January 28, 2000, we entered into an agreement with DaimlerChrysler Corporation, Mercedes-Benz USA, Inc. and Freightliner Corporation (collectively, 'DaimlerChrysler') which anticipates DaimlerChrysler manufacturing, marketing and selling vehicles that include radios capable of receiving our broadcasts. This agreement grants us exclusivity in all cars and light trucks manufactured by DaimlerChrysler and provides us a preferred status in Freightliner and Sterling heavy trucks. As part of this agreement, we agreed to share with DaimlerChrysler a portion of the revenues we will derive from subscribers using new DaimlerChrysler vehicles equipped to receive our broadcasts ('DaimlerChrysler Enabled Vehicles'). We also agreed to reimburse DaimlerChrysler for certain advertising expenses and hardware costs of DaimlerChrysler Enabled Vehicles, and issued to DaimlerChrysler Corporation warrants to purchase 4,000,000 shares of our common stock at an exercise price of $60.00 per share. These warrants are exercisable based upon the number of DaimlerChrysler Enabled Vehicles that DaimlerChrysler manufactures, and are fully exercisable after 4,000,000 DaimlerChrysler Enabled Vehicles are manufactured. Concurrently, DaimlerChrysler Corporation purchased 2,290,322 shares of our common stock for an aggregate purchase price of approximately $100 million. The agreement extends to January 28, 2005, unless earlier terminated.

    On June 16, 2000, we entered into an agreement with BMW of North America, LLC which anticipates BMW marketing and selling vehicles that include radios capable of receiving our broadcasts. This agreement grants us exclusivity in all BMW vehicles, including cars and trucks. As part of this agreement, we will share with BMW a portion of the revenues we will derive from subscribers using certain BMW vehicles equipped to receive our broadcasts ('BMW Enabled Vehicles'). In addition, we expect to reimburse BMW for certain advertising expenses and hardware costs of BMW Enabled Vehicles.

    In addition to our alliances with Ford, DaimlerChrysler and BMW, we are in discussions with several other automobile manufacturers to include radios capable of receiving our broadcasts in new cars and trucks. However, under our joint development agreement with XM, any new agreements with automakers will be on a non-exclusive basis and will require that such automakers install radios capable of receiving both Sirius and XM's satellite radio service. Our objective is to have radios capable of receiving our broadcasts included as standard equipment in all cars and trucks sold in the continental United States.

THE SIRIUS SYSTEM

    The Sirius system is designed to provide nearly seamless signal coverage throughout the continental United States. Listeners will almost always be within the broadcast range of Sirius, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. Our system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive Sirius in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites or is within range of one of our terrestrial repeaters.

    The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts. We use
12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency allocation to transmit our signals from our satellites to our subscribers. Uplink transmissions (from the ground to our satellites) use 12.5 MHz of bandwidth in the 7060-7072.5 MHz band.

    Each satellite travels in a figure eight pattern extending above and below the equator, and spends approximately 16 hours per day north of the equator. At any given time, two of our three satellites operate north of the equator while the third satellite does not broadcast as it traverses the portion of the orbit south of the equator. This orbital configuration yields very high signal elevation angles and thereby mitigates service interruptions that can result from signal blockage.

    The Sirius system consists of three principal components: (1) satellites and terrestrial repeaters; (2) radios; and (3) our national broadcast studio.

SATELLITES AND TERRESTRIAL REPEATERS

    Space Systems/Loral delivered title to our three operating satellites on July 31, 2000, September 29, 2000 and December 20, 2000, following the completion of in-orbit testing of each satellite. We expect our fourth, ground spare, satellite to be delivered to storage in August 2001.

    Satellite Design. Our satellites are of the Loral FS-1300 model series. This family of satellites has a history of reliability with a total of 350 years of in-orbit operation time. Each satellite is designed to have a useful life of approximately 15 years.

    Each satellite acts as a 'bent pipe,' relaying our broadcasts directly to the ground, and do not contain on-board processors. All of our processing operations occur on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

    Terrestrial Repeaters. In some areas with high concentrations of tall buildings, such as urban cores, and in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In at least 56 urban areas, we plan to install terrestrial repeating transmitters to rebroadcast our satellite signals, increasing the availability of service. We estimate that these 56 urban areas will require a total of approximately 94 terrestrial repeater sites.

    As of February 21, 2001, we had substantially completed 60 terrestrial repeater sites. A terrestrial repeater site is substantially complete when the site is leased, all necessary zoning and building permits have been obtained, construction of the necessary cabling, housing and other ancillary hardware has been completed and is ready for broadcast equipment installation. Broadcast equipment installation is underway to commission each site for commercial operations. The remaining 34 terrestrial repeater sites are expected to be completed during the first and second quarters of 2001. In some cases, these sites have been delayed as a result of longer than expected local zoning processes.

    Our terrestrial repeater sites are being constructed by third party contractors under our supervision. Black & Veatch, a construction services firm based in Kansas City, Missouri, is providing radio frequency design, site acquisition and site construction services. Globecomm Systems, Inc., a systems integration and satellite operations company based in Hauppauge, New York, is designing, developing and manufacturing custom digital broadcast equipment as well as deploying and commissioning our terrestrial repeater sites. Loral CyberStar, Inc., a leading satellite service provider, transmits our broadcasts via one of its satellites from our national broadcast studio to individual terrestrial repeater sites.

    Risk Management and Insurance. We have procured insurance covering in-orbit failure during the first two years of operation for each of our satellites. This insurance covers losses arising from partial and total failure of the satellites. Before expiration of this insurance, we intend to evaluate the need for in-orbit insurance for the remainder of the estimated useful life of each satellite. After we begin to generate revenues, we will evaluate the need for business interruption insurance. Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites.

    If we are required to launch our spare satellite due to the in-orbit failure of one of our satellites, our operations would likely be interrupted or delayed for at least six months. The in-orbit failure of two or three satellites would require us to arrange for an additional satellite or satellites to be built and would likely delay the commencement or continuation of our operations by at least 16 months.

    Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components that activate automatically or by ground command upon failure. If multiple component failures occur and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity.

RADIOS

    In many new cars and trucks, consumers will receive Sirius through a new generation of three-band (AM/FM/SAT) radios, which will come installed by automakers. In the autosound aftermarket, Sirius subscribers will have the choice of two different receiving devices for their cars -- an FM modulated receiver or a three-band radio.

    FM Modulated Receivers. FM modulated receivers will enable our service to be received in all vehicles with FM radios, or approximately 95% of all U.S. vehicles. Each receiver will be a small device, approximately the size of a compact disc changer, that will be mounted in the vehicle's trunk.

    Three-Band Radios. Three-band radios will be nearly identical in appearance to existing car stereos and will allow the user to listen to AM, FM or Sirius with the push of a button. Like existing radios, three-band radios may also incorporate cassette or CD players.

    We have also entered into alliances with Alpine Electronics Inc., Audiovox Corporation, Clarion Co., Ltd., Delphi Delco Electronics Systems, Harman International Industries Incorporated, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Mitsubishi Electric Automotive America, Inc., Pioneer Corporation, Recoton Corporation, Sanyo Electric Co., Ltd., Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts for installation by automakers and sale in the autosound aftermarket. Matsushita has completed the construction of a manufacturing facility that is capable of producing 1,750 radios per day commencing in the middle of this year.

    We expect to have a limited quantity of radios available for testing during the first quarter of 2001. These radios will be distributed through select vehicle and radio manufacturers as part of a comprehensive quality assurance program. The technical portion of this program will include end to end testing and integration of our studio, broadcast, transaction management and customer service systems. The content portion of this program will refine Sirius' programming based on feedback obtained from users of these initial radios.

    Once our quality assurance program has been completed and we can ensure a high quality consumer service radios will be made widely available to consumers. Subscriptions to Sirius resulting from the sale of radios in the autosound aftermarket are expected to occur as commercial quantities become available for sale, with a majority of 2001 subscriptions occurring in the fourth quarter. We expect factory installation of radios in new vehicles to occur on a limited basis in the second half of this year, with quantities increasing and additional vehicle lines added beginning early in 2002.

    Unified Standard. On February 16, 2000, we signed an agreement with XM Satellite Radio Inc., the other holder of an FCC license to provide a satellite-based digital audio radio service, to develop a unified standard for satellite radios to enable consumers to purchase one radio capable of receiving both our and XM's services. We expect the unified standard to detail the technology to be employed by manufacturers of such dual-mode radios. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. In addition, we will work together with XM to promote adoption of the new standard by creating a service mark for satellite radio. This unified standard is also intended to meet FCC rules that require interoperability of both licensed satellite radio systems.

    As part of this joint development agreement, we and XM have licensed our intellectual property to one another; the value of this license will be considered part of each company's contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. As part of this agreement, our previous patent litigation against XM has been resolved.

    We anticipate that it will take several years to develop radios capable of receiving both services. At the commercial launch of our service, consumers will be able to purchase radios capable of receiving our service only.

    Both companies expect to work with their automobile and radio manufacturing partners to integrate the new unified standard and have agreed that future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, we and XM have agreed that future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

NATIONAL BROADCAST STUDIO

    Our programming originates from our national broadcast studio in New York City. The national broadcast studio houses our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites and to perform the tracking, telemetry and control of the satellites. Construction of our national broadcast studio was completed in November 1999.

    The studios and transmission facilities at our national broadcast studio are 100% digital, resulting in no cumulative distortion to degrade the sound of our music and entertainment product. The national broadcast studio contains state-of-the-art production facilities and has been designed to broadcast 100 radio stations.

    Broadcasting originates at our national broadcast studio and is transmitted to our satellites for broadcast to our radios. The satellites broadcast to the continental United States at a power level sufficient to enable receipt directly by subscribers. Service commands to initiate and suspend subscriber service also will be relayed from the national broadcast studio to our satellites for retransmission to subscribers' radios.

    Tracking, telemetry and control of our orbiting satellites is also performed from our national broadcast studio. These activities include routine stationkeeping, such as satellite orbital adjustments and monitoring of the satellites.

CUSTOMER CARE, BILLING AND CONDITIONAL ACCESS

    We have selected Stream International Inc., a call center operator, to provide our customer care operations. Employees of Stream International have the ability to access our billing system for various functions including account activation, billing inquiries, program service changes, address changes and other general account updates. When appropriate, our representatives at the call center have the ability to escalate technical concerns to either our technical help desk or to the appropriate equipment manufacturer. We intend to automate customer care functions where appropriate using interactive voice response technology, chat, email, and a customer self-care section on our website. We pay Stream International an hourly rate for each representative assigned to support us.

    We have deployed an integrated customer relationship management and billing solution to meet the needs of our business, including all customer service, subscriber management and billing operations. Infintium Technologies Corp., a leading provider of information technology services, has designed and deployed this integrated customer relationship management and billing solution. Infintium has integrated a customer relationship management application created by The Vantive Corporation, which was acquired by PeopleSoft, and a billing system application created by Portal Software Inc. The customer relationship management solution developed by Infintium is designed to manage the expected rapid growth of our subscriber base. Our customer relationship management program enables us to interface electronically and exchange information with automobile manufacturers, automobile dealers, consumer electronics retailers and radio manufacturers, and will facilitate and encourage subscriber interaction through the internet and by other electronic means. Infintium manages our customer relationship management operations from its Richmond, Virginia data center, and is paid for billing services on a per subscriber basis.

    To reduce theft of our service, each Sirius radio will contain a security circuit with an electronically encoded identification number. After verification of subscriber billing information, we will transmit a digital signal to activate that radio's Sirius capability. Through this feature, we can directly (via satellite) deactivate radios of subscribers who are delinquent in paying our subscription fee.

COMPETITION

    We expect to face competition from two principal sources:

     conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and

     XM, the other holder of an FCC license to provide a satellite-based digital audio radio service.

    The AM/FM radio broadcasting industry is well-established and very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market.

    Unlike Sirius, the radio industry has a well established market for its services and generally offers 'free' broadcast reception paid for by commercial advertising rather than by a subscription fee. Sirius will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising on its music channels and digital quality sound, features which are largely unavailable on conventional radio.

    Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. We believe, however, that within several years conventional broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. To receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of Sirius over FM radio, we do not believe it would enable broadcasters to address the other advantages of Sirius. In addition, we view the growth of terrestrial digital broadcasting as a positive force that would encourage listeners to replace existing radios and thereby facilitate the introduction of radios capable of receiving our broadcasts.

    During 1999, XM entered into an exclusive agreement with General Motors Corporation, which has a significant equity interest in XM's parent company, under which GM will install devices capable of receiving XM's service.

    Although some existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing Sirius-type service to vehicles as a result of some or all of the following reasons:

     these operators do not broadcast on radio frequencies suitable for reception in a mobile environment;

     Sirius-type service requires fully dedicated satellites;

     Sirius-type service requires a custom satellite system design; and

     Sirius-type service requires regulatory approvals, which existing satellite operators do not have.

    The FCC could also grant new licenses that would enable additional competitors to broadcast satellite radio. There are many portions of the electromagnetic spectrum that are currently licensed for other uses and some other portions for which licenses have been granted by the FCC without restriction as to use, and we cannot assure you that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any of these licensees would face cost and competition barriers, we cannot assure you that there will not be an increase in the number of competitors in the satellite radio industry.

TECHNOLOGY AND PATENTS

    We have been granted U.S. patents on various features of satellite radio technology. Although we believe that obtaining patent protection may provide benefits, we do not believe that our business is dependent on obtaining patent protection or successfully defending any of the patents that may be obtained against infringement by others.

    Some of our know-how and technology is not the subject of U.S. patents. To protect our rights, we require some of our employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information if there is any unauthorized use or disclosure. In addition, our business may be adversely affected by competitors who independently develop competing technologies.

    Our proprietary technology was principally developed by Robert D. Briskman, our co-founder, and was assigned and belongs to us. We believe that we are the sole owner of the technology covered by our issued patents. We cannot assure you, however, that third parties will not bring suit against us for patent infringement or for declaratory judgment to have our patents declared invalid. If a dispute arises concerning our patents, trade secrets or know-how, litigation might be necessary to enforce our patents, to protect our trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. This litigation could result in substantial cost to, and diversion of effort by, us, and adverse findings in any proceeding could subject us to significant liabilities to third parties, require us to seek licenses from third parties or otherwise adversely affect our ability to successfully develop and market Sirius.

    On January 12, 1999, we filed a lawsuit against XM in the U.S. District Court for the Southern District of New York for patent infringement. On February 16, 2000, we and XM entered into a joint development agreement to design and develop radios that are capable of receiving our and XM's broadcasts and we agreed to withdraw this lawsuit. We and XM have agreed to cross-license our respective intellectual property and to resolve disputes over the value of our contributed property through negotiation or arbitration. Only if this joint development agreement is terminated before the value of the licenses has been determined due to XM's failure to perform a material covenant or obligation under the joint development agreement could we refile this suit.

GOVERNMENT REGULATION

    As an operator of a privately owned satellite system, we are regulated by the FCC under the Communications Act of 1934, as amended. The FCC is the government agency with primary authority in the United States over satellite radio communications. We currently must comply with regulation by the FCC principally with respect to:

     the licensing of our satellite system;

     preventing interference with or to other users of radio frequencies; and

     compliance with rules that the FCC has established specifically for U.S. satellites and rules that the FCC has established for providing a satellite radio service.

    On May 18, 1990, we proposed that the FCC establish a satellite radio service and applied for an FCC license. On March 3, 1997, the FCC adopted rules for the national satellite digital audio radio service (the 'FCC Licensing Rules'). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. We were a winning bidder for one of two FCC licenses with a bid of approximately $83 million; XM was the other winning bidder for an FCC license with a bid of $89 million. After payment of the full amount by us, on October 10, 1997, the FCC's International Bureau issued us a license to place two satellites in geostationary orbit. Our FCC license was effective immediately; however, for a period of 30 days following the grant of the FCC license, those parties that had filed comments or petitions to deny in connection with our license application were entitled to petition for reconsideration by the International Bureau or to request review of the decision by the full FCC. An application for review by the FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the license issued to us by the FCC's International Bureau on October 10, 1997 (the 'IB Order'), and, on the basis of our ownership, overrule the IB Order. Since December 1997, there have been no further developments concerning this petition. Although we believe the FCC will uphold the IB Order, we cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceeding that may be filed. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful to overturn the grant of our FCC license.

    Under the FCC Licensing Rules, we are required to meet specific progress milestones. We are required to:

     begin satellite construction within one year of the grant of our FCC license;

     launch and begin operating our first satellite within four years of the grant of our FCC license; and

     begin operating our entire system within six years of the grant of our FCC license.

    The IB Order states that failure to meet these milestones will render our FCC license null and void. On January 4, 2001, we notified the FCC that we launched all three of our satellites and were essentially ready to begin commercial operations but we are awaiting our modified license. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. To date, the FCC has not responded to the petition for reconsideration. We cannot predict the outcome of this petition.

    In 1998, we decided to increase the number of satellites in our system from two to three and change our orbits from geostationary to inclined, elliptical geosynchronous, requiring modification of our FCC license. We filed an application with the FCC for this modification on December 11, 1998. XM and WCS Radio Inc. have filed comments on our application with the FCC. These comments requested the FCC to condition approval of our modification on receiver interoperability and requested us to insure that our service will not cause harmful interference with wireless services in Central and South America. We cannot predict the time it will take the FCC to act on our application or any of those comments, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted. Failure of the FCC to approve the requested modification to our license in a timely fashion would have a material adverse effect on our business, financial condition and prospects. In the interim, on December 20, 1999, we received special temporary authority from the FCC to launch and test our three satellites in inclined elliptical geosynchronous orbits. This special temporary authority was modified on August 31, 2000 and expires on February 27, 2001 or the date on which permanent authority is granted, whichever occurs first, and does not authorize us to begin providing our service using our three satellites. We requested an extension of this special temporary authority on February 21, 2001.

    The term of our FCC license is eight years, commencing from the time the FCC concludes that our first satellite is operational after having been inserted into orbit. Upon the expiration of the term, we will be required to apply for a renewal of our FCC license. Although we anticipate that, absent significant misconduct on our part, our FCC license will be renewed in due course to permit operation of our satellites for their useful lives, and that a license would be granted for any replacement satellites, we cannot assure you of this renewal or grant.

    To operate our satellites, we also will have to obtain a license from the FCC to operate our uplink facility. Normally, this type of approval is sought after issuance of an FCC satellite license. We applied for a license to operate our uplink facility on June 25, 1999. The deadline for the public to file comments on our application was October 16, 1999, and no comments were filed. We amended our application on July 26, 2000 and on December 11, 2000, and no comments were filed on these amendments. The FCC has indicated that it intends to consider our application to operate our uplink facility in connection with its consideration of our pending application to modify our satellite license. Although we cannot assure you that this license will be granted, we do not expect difficulties in obtaining this license in the ordinary course. We have received special temporary authority from the FCC to operate our uplink facility for test purposes. This special temporary authority was effective on June 1, 2000, was renewed on December 7, 2000 and will expire on June 7, 2001.

    In the future, any assignments or transfers of control of our FCC license must be approved by the FCC. We cannot assure you that the FCC would approve any transfers or assignments.

    In some areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In these cases, we plan to install terrestrial repeaters to provide our service. The FCC has not yet established rules governing the construction and operation of terrestrial repeaters. A rulemaking on the subject was initiated by the FCC on March 3, 1997 and is still pending. Several comments were received by the FCC that sought to cause the FCC to adopt rules that would restrict the deployment of our terrestrial repeaters. On December 17, 1999, XM filed supplemental comments in this rulemaking and we filed supplemental comments in this rulemaking on January 18, 2000. On
February 22, 2000, the National Association of Broadcasters, the Wireless Communications Association and BellSouth Corporation filed comments on these filings. These comments seek to protect adjoining wireless services and ensure that we do not originate local programming through our terrestrial repeater network. On March 8, 2000, we filed a reply to these comments reaffirming that we do not intend to originate local programming through our terrestrial repeater network and denying that our repeater network will interfere with adjoining wireless services. Metricom, Inc., MCI WorldCom, Inc. and AFTRCC also filed reply comments on March 8, 2000 seeking to protect adjoining wireless services, including flight test receivers. On March 22, 2000, we filed a supplemental reply to these reply comments reaffirming that our terrestrial repeater network will not interfere with wireless services in nearby spectrum. On October 12, 2000, we filed a coordination agreement with the FCC that we reached with AFTRCC. On January 25, 2001, XM and ourselves filed a proposed rule authorizing terrestrial repeaters for adoption by the FCC. In the interim, we have constructed a number of terrestrial repeaters under a temporary experimental license, which will expire on October 1, 2001. We cannot predict the outcome or the timing of these FCC proceedings.

    The IB Order conditions our FCC license on us certifying that our system includes a receiver design that will permit end users to access XM's system. On February 16, 2000, we signed an agreement with XM to jointly develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and XM's services. We believe that this agreement, and our efforts with XM to develop this unified standard for satellite radios, will satisfy the interoperability condition contained in our FCC license although we cannot assure you of this.

    The FCC has updated certain regulations and has proposed to update other regulations to govern the operations of new unlicensed devices that may generate radio energy in the part of the spectrum to be used by us. The devices would be required to comply with FCC rules that prohibit these devices from causing harmful interference to an authorized radio service such as Sirius. If the FCC does not adopt adequate technical standards specifically applicable to these devices and use of these unlicensed devices becomes commonplace, it may be difficult for us to enforce our rights to use spectrum without interference from such unlicensed devices. We believe that the currently proposed FCC rules must be strengthened to ensure protection of the spectrum allocated for our operations. During 1998, 1999 and 2000, we filed comments and other written submissions to the FCC and met with FCC staff to express our concerns and protect our right to use our spectrum without interference from unlicensed devices. The FCC's failure to adopt adequate standards could have an adverse effect on reception of our service. We believe that the FCC will set adequate standards to prevent harmful interference, although we cannot assure you that it will do so.

    Our business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but we have not identified any permit, license or authorization that we believe could not be obtained in the ordinary course of business. The Communications Act prohibits the issuance of a license to a foreign government or a representative of a foreign government, and contains limitations on the ownership of common carrier, broadcast and some other radio licenses by non-U.S. citizens. We are regulated as a private carrier, not a common carrier, by the FCC and are not a broadcast service. As such, the IB Order determined that we are not bound by the foreign ownership provisions of the Communications Act. The FCC has before it a petition to apply the foreign ownership rules to satellite digital audio radio services, but has not acted on that petition. We believe that the FCC will not apply the foreign ownership rules to digital audio radio services but cannot assure you of that result. As a private carrier, we are free to set our own prices and serve customers according to our own business judgment, without economic regulation.

    The foregoing discussion reflects the application of current communications law and FCC regulations to our service in the United States. Changes in law or regulations relating to communications policy or to matters affecting specifically the service proposed by us could adversely affect our ability to retain our FCC license and obtain or retain other approvals required to provide our service or the manner in which our proposed service would be regulated. Further, actions of the FCC may be reviewed by U.S. federal courts and we cannot assure you that if challenged, these actions would be upheld.

THE SIRIUS TRADEMARK

    We have an application pending in the U.S. Patent and Trademark Office for the registration of the trademark 'Sirius' in connection with our service. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the 'Sirius' trademark in the United States in connection with our service.

PERSONNEL

    As of February 20, 2001, we had 173 employees. On December 31, 2001, we expect to have approximately 250 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees are represented by a labor union, and we believe that our relationship with our employees is excellent.

CORPORATE INFORMATION

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020 and our telephone number is (212) 584-5100. Our internet address is siriusradio.com. Siriusradio.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are described below. Our directors stand for election annually.

                NAME                   AGE               POSITIONS WITH THE COMPANY
                ----                   ---               --------------------------
David Margolese......................  43    Chairman of the Board and Chief Executive Officer
Robert D. Briskman(1)................  68    Executive Vice President, Engineering, and
                                             Director
Joseph S. Capobianco.................  51    Senior Vice President, Content
Dr. Mircho Davidov...................  54    Senior Vice President, Engineering
Patrick L. Donnelly..................  39    Senior Vice President, General Counsel & Secretary
Lawrence F. Gilberti(2)(3)...........  50    Director
Joseph V. Vittoria(2)(3).............  66    Director
Ralph V. Whitworth(2)(3).............  45    Director

---------

(1) Mr. Briskman will retire as our Executive Vice President, Engineering, and as a director on February 28, 2001. Mr. Briskman's services will be available to us as a consultant until February 28, 2004.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    DAVID MARGOLESE has served as Chairman of the Board and Chief Executive Officer since August 1993, and as a director since August 1991. Prior to his involvement with us, Mr. Margolese proposed and co-founded Cantel Inc., Canada's national cellular telephone carrier, which was acquired by Roger Communications Inc. in 1989, and Canadian Telecom Inc., Canada's national paging company, serving as that company's president until the company's sale in 1987.

    ROBERT D. BRISKMAN is our co-founder and has served as Executive Vice President, Engineering, and as a director since October 1991. Before 1986, during his 22-year career at Communications Satellite Corporation, a satellite communications company, he was responsible for the engineering and implementation of numerous major satellite systems, including ITALSAT, ARABSAT and CHINASAT. Mr. Briskman was one of the early engineers hired at NASA in 1959, and received the APOLLO Achievement Award for the design and implementation of the Unified S-Band System. He is past chairman of the IEEE Standards Board, past president of the Aerospace and Electronics Systems Society and served on the industry advisory council to NASA. He is the Telecommunications Editor of McGraw Hill's Encyclopedia of Science and Technology and is a recipient of the IEEE Centennial Medal.

    JOSEPH S. CAPOBIANCO has served as Senior Vice President, Content, since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and ABC Radio. From May 1990 to February 1995, he served as vice president of programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV and is partially owned by Warner Music Group Inc., Sony Entertainment Inc. and EMI.

    DR. MIRCHO DAVIDOV has served as Senior Vice President, Engineering, since April 2000. From 1995 to 2000, he was vice president at Hughes Network Systems, a provider of satellite and wireless communications equipment, managing various programs, including the development of hand held terminals for THURAYA, a mobile satellite communication system. Prior to Hughes, Dr. Davidov held a number of technical positions at various companies, including TCSI Group, CellNet and Oak Industries.

    PATRICK L. DONNELLY has served as Senior Vice President, General Counsel & Secretary since May 1998. From June 1997 to May 1998, he was vice president and deputy general counsel of ITT Corporation, a hotel, gaming and entertainment company that was acquired by Starwood Hotels & Resorts Worldwide, Inc. in February 1998. From October 1995 to June 1997, he was assistant general counsel of ITT Corporation. Prior to October 1995, Mr. Donnelly was an associate at the law firm of Simpson Thacher & Bartlett.

    LAWRENCE F. GILBERTI has been a director since September 1993 and served as our Secretary from November 1992 until May 1998. Since December 1992, he has been the Secretary and sole director, and from December 1992 to September 1994 was the President, of Satellite CD Radio, Inc., our subsidiary which holds our FCC license. Mr. Gilberti is a partner in the law firm of Reed Smith LLP and has provided legal services to us since 1992. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding. Mr. Gilberti is a member of the Audit and Compensation Committees of our board of directors.

    JOSEPH V. VITTORIA has been a director since April 1998. Since March 2000, Mr. Vittoria has served as Executive Chairman of Travel Services International, Inc. and from 1997 to February 2000 he was Chairman and CEO of that company. Since 1997, Mr. Vittoria has served as a member of the Board of Overseers of Columbia Business School. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis Inc., one of the world's largest rental car companies, and served as its President and Chief Operating Officer during the prior five years. Mr. Vittoria also serves on the boards of Resort Quest Inc. and Carey International, Inc. He is Chairman of Transmedia Asia, Inc. and of Puradyn Filter Technologies, Inc. Mr. Vittoria is a member of the Audit and Compensation Committees of our board of directors.

    RALPH V. WHITWORTH has been a director since March 1994. Mr. Whitworth has been a principal and managing member at Relational Investors LLC, a private investment company, since March 1996, and a partner in Batchelder & Partners, Inc., a financial advisory firm, since January 1997. Since April 1998, he has also been Chairman of Apria Healthcare Group, Inc., a home-health company. From August to November 1999, he was Chairman of Waste Management, Inc., a provider of integrated waste management services. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington, D.C.-based consulting firm. Mr. Whitworth is also a director of Mattel, Inc., Waste Management, Inc. and Tektronix, Inc. Mr. Whitworth is a member of the Audit and Compensation Committees of our board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Gilberti, a director, is a partner in the law firm of Reed Smith LLP and has provided legal services to us since 1992.

    Pursuant to an agreement dated October 21, 1992, we retained the services of Batchelder & Partners, Inc. to provide certain financial consulting services. This agreement was terminated on November 30, 1997; however, the parties agreed that the termination would not affect our obligations with respect to financing transactions entered into prior to November 30, 1999. In January 1997,
Mr. Whitworth, a director, became a partner in Batchelder. In the fiscal year ended December 31, 1999, Mr. Whitworth, as a partner in Batchelder, received approximately $885,000 from the total fees received by Batchelder from us. On December 29, 1997, Mr. Whitworth received, pursuant to options given Batchelder, an option to purchase 17,800 shares of our common stock at an exercise price of $6.25. On February 2, 2000, Mr. Whitworth exercised this option and sold the common stock received upon exercise of the option.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2001 by (1) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding common stock,
(2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

                                                            NUMBER OF SHARES       PERCENT OF TOTAL
                   NAME AND ADDRESS OF                       OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED    BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------    ---------------------
Apollo Investment Fund IV, L.P.(3) ......................          7,704,700                  15.5%
Apollo Overseas Partners IV, L.P.
  Two Manhattanville Road
  Purchase, New York 10577
David Margolese(4) ......................................          6,451,187                  14.3%
  1221 Avenue of the Americas
  36th Floor
  New York, New York 10020
Blackstone Management Associates III L.L.C.(5) ..........          6,310,847                  13.0%
  345 Park Avenue
  New York, New York 10154
Prime 66 Partners, L.P.(6) ..............................          4,139,975                   9.8%
  201 Main Street
  Suite 3200
  Fort Worth, Texas 76102
Everest Capital Master Fund, L.P.(7)(8) .................          4,143,222                   9.3%
Everest Capital Limited
  The Bank of Butterfield Building
  65 Front Street
  6th Floor
  Hamilton, MMJX, Bermuda
Loews Corporation(9) ....................................          2,353,672                   5.6%
  667 Madison Avenue
  New York, New York 10021
DaimlerChrysler Corporation(10) .........................          2,290,322                   5.4%
  100 Chrysler Drive
  Auburn Hills, Michigan 48326
Robert D. Briskman(11) ..................................            299,076             *
Lawrence F. Gilberti(12) ................................             55,000             *

                                                  (table continued on next page)

(table continued from previous page)

                                                            NUMBER OF SHARES       PERCENT OF TOTAL
                   NAME AND ADDRESS OF                       OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED    BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------    ---------------------
Joseph V. Vittoria(13) ..................................             55,000             *
Ralph V. Whitworth(14) ..................................             30,000             *
Joseph S. Capobianco(15) ................................            107,978             *
Patrick L. Donnelly(16) .................................            120,425             *
Mircho Davidov(17) ......................................             40,051             *
All Executive Officers and Directors as a Group
  (8 persons)(18) .......................................          7,158,717           15.7%

---------

 *  Less than 1%

 (1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on shares of common stock outstanding on January 31, 2001.

 (2) Determined as provided by Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days from the date of determination upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by this person (but not those held by any other person) and that are exercisable within 60 days from the date of determination have been exercised.

 (3) Represents 1,595,707 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 715,703 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, which entitle the holder to vote as if the shares had been converted to common stock. Each share of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock is entitled to three and one-third votes per share.

 (4) Includes 1,187 shares of common stock acquired under our 401(k) Plan, 2,850,000 shares of common stock issuable under stock options that are exercisable within 60 days and 1,600,000 shares owned by Mr. Margolese. Under a voting trust agreement entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and us, Mr. Margolese has the power to vote in his discretion all shares of common stock owned or acquired in the future by Darlene Friedland and some of her affiliates (2,000,000 shares as of January 31, 2001) until November 20, 2002. Does not include 350,000 shares issuable under stock options that are not exercisable within 60 days.

 (5) Represents 2,145,688 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, which entitle the holder to vote as if the shares had been converted to common stock. Each share of 9.2% Series D Junior Cumulative Convertible Preferred Stock is entitled to 2.9412 votes per share. This information is based upon the Schedule 13D dated January 31, 2000 filed by Blackstone Management Associates III L.L.C. with the SEC.

 (6) This information is based upon the Form 4 filed February 10, 2001 by Prime 66 Partners, L.P. with the SEC.

 (7) Represents 1,941,211 shares of common stock and $13,150,000 in aggregate principal amount of our 8 3/4% Convertible Subordinated Notes due 2009. This information is based upon the Form 4 dated February 12, 2001 filed by Everest Capital Limited with the SEC.

 (8) Includes shares of common stock issuable under warrants to purchase 1,740,000 shares of common stock at a purchase price of $50 per share. These warrants are exercisable from June 15, 1998 through and including June 15, 2005.

 (9) This information is based upon the Schedule 13G dated February 12, 2001 filed by CNA Financial Corporation, Loews Corporation and Continental Casualty Company with the SEC.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(10) This information is based upon the Schedue 13G dated February 2, 2000 filed by DaimlerChrysler Corporation with the SEC.

(11) Includes 1,076 shares of common stock acquired under our 401(k) Plan, 286,322 shares of common stock issuable under stock options exercisable within 60 days and 11,678 shares of common stock owned by Mr. Briskman. Does not include 152,000 shares issuable under stock options that are not exercisable within 60 days.

(12) Represents 55,000 shares of common stock issuable under stock options exercisable within 60 days.

(13) Represents 55,000 shares of common stock issuable under stock options exercisable within 60 days.

(14) Represents 30,000 shares of common stock issuable under stock options exercisable within 60 days.

(15) Includes 978 shares of common stock acquired under our 401(k) Plan and 107,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 143,000 shares of common stock issuable under stock options that are not exercisable within 60 days.

(16) Includes 425 shares of common stock acquired under our 401(k) Plan and 120,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 280,000 shares issuable under stock options that are not exercisable within 60 days.

(17) Includes 51 shares of common stock acquired under our 401(k) Plan and 40,000 restricted shares of common stock. Does not include 300,000 shares issuable under stock options that are not exercisable within 60 days.

(18) Includes 3,503,322 shares of common stock issuable under stock options exercisable within 60 days. Does not include 1,225,000 shares issuable under stock options that are not exercisable within 60 days.

VOTING TRUST AGREEMENT

    We are party to a voting trust agreement by and among Darlene Friedland, as grantor, and David Margolese, as the voting trustee. The following is a summary of the material provisions of the voting trust agreement. The complete text of the voting trust agreement is filed with the SEC as an exhibit to the registration statement that includes the related prospectus.

    The voting trust agreement provides for the establishment of a trust (the 'Trust') into which there were deposited all of the shares of common stock owned by Mrs. Friedland on August 26, 1997 and into which any shares of common stock acquired by Mrs. Friedland, her spouse Robert Friedland, any member of either of their immediate families or any entity directly or indirectly controlled by Mrs. Friedland, her spouse or any member of their immediate families (the 'Friedland Affiliates') between August 26, 1997 and the termination of the Trust must also be deposited. The Trust will terminate on November 26, 2002.

    The voting trust agreement does not restrict the ability of Mrs. Friedland or any of the Friedland Affiliates to sell, assign, transfer or pledge any of the shares of common stock deposited into the Trust, nor does it prohibit Mrs. Friedland or the Friedland Affiliates from purchasing additional shares of common stock, provided those shares are deposited in the Trust, as described above.

    Under the voting trust agreement, the trustee has the power to vote shares of common stock held in the Trust in relation to any matter upon which the holders of these shares of common stock would have a right to vote, including without limitation the election of directors. For so long as David Margolese remains trustee of the Trust, he may exercise these voting rights in his discretion. Any successor trustee or trustees of the Trust must vote as follows:

     on the election of directors, the trustee(s) must vote the entire number of shares of common stock held by the Trust, with the number of shares of common stock voted for each director (or nominee for director) determined by multiplying the total number of votes held by the Trust by a fraction, the numerator of which is the number of votes cast for this director by our other stockholders and the denominator of which is the sum of the total number of votes represented by all shares casting any votes in the election of directors;

     if the matter under Delaware law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws requires at least an absolute majority of all outstanding shares of our common stock to be approved, the trustee(s) must vote all of the shares of common stock in the Trust in the same manner as the majority of all votes that are cast for or against the matter by all other stockholders of ours; and

     on all other matters, including without limitation any amendment of the voting trust agreement for which a stockholder vote is required, the trustee(s) must vote all of the shares in the Trust for or against the matter in the same manner as all votes that are cast for or against the matter by all of our other stockholders.

    The voting trust agreement may not be amended without our prior written consent, acting by unanimous vote of our board of directors, and approval of our stockholders, acting by the affirmative vote of two-thirds of our total voting power, except in limited circumstances where amendments to the voting trust agreement must comply with applicable law.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

14 1/2% SENIOR SECURED NOTES DUE 2009

    The senior secured notes were originally issued on May 18, 1999, mature on May 15, 2009 and are secured by a first priority perfected security interest in all the issued and outstanding stock of Satellite CD Radio, Inc., our wholly owned subsidiary (the 'Pledged Stock'), which pledge ranks equally with the pledge of the stock to secure our obligations in respect of the senior secured discount notes. In addition, at the time we issued the senior secured notes, we applied approximately $79.3 million of the net proceeds to purchase, and we pledged to the trustee for the senior secured notes in escrow for the benefit of the holders of these notes, a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on these notes. We pay interest on our senior secured notes on May 15 and November 15 of each year at a rate of 14 1/2% per annum until May 15, 2009. The senior secured notes indenture does not provide for a sinking fund.

    Except as described below, the senior secured notes are not redeemable before May 15, 2004. After that date, the senior secured notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on May 15 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2004.....................................................   107.250%
2005.....................................................   104.833%
2006.....................................................   102.417%
2007 and thereafter......................................   100.000%

    In addition, at any time or from time to time before May 15, 2002, we are entitled to redeem up to 35% of the principal amount of the senior secured notes with the net proceeds of one or more offerings of our equity securities at a redemption price (expressed as a percentage of principal amount on the redemption date) of 114.50% plus accrued interest to the redemption date.

    If there is a Change of Control (as defined in the senior secured notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured notes indenture to make an offer to purchase the outstanding senior secured notes at a purchase price equal to 101% of the principal amount of the senior secured notes, plus accrued interest to the date of purchase.

    The indebtedness evidenced by the senior secured notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured notes.

    The senior secured notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

    The events of default under the senior secured notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $10 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured notes may immediately accelerate the maturity of all the senior secured notes as provided in the senior secured notes indenture.

15% SENIOR SECURED DISCOUNT NOTES DUE 2007

    The senior secured discount notes were originally issued on November 27, 1997, mature on December 1, 2007 and are secured by the Pledged Stock, which pledge ranks equally with the pledge of the stock to secure our obligations in respect of our senior secured notes due 2009. The senior secured discount notes accrue the original issue discount at a rate of 15% per annum until December 1, 2002, and thereafter bear interest at the same rate, payable in cash semiannually in arrears. The senior secured discount notes indenture does not provide for a sinking fund.

    The senior secured discount notes are not redeemable before December 1, 2002. Thereafter, the senior secured discount notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured discount notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on December 1 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured discount notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2002.....................................................    112.5%
2003.....................................................    110.0%
2004.....................................................    107.5%
2005.....................................................    105.0%
2006.....................................................    102.5%

    If there is a Change of Control (as defined in the senior secured discount notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured discount notes indenture to make an offer to purchase the outstanding senior secured discount notes at a purchase price equal to 101% of the accrued value of the senior secured discount notes, plus accrued interest to the date of purchase.

    The indebtedness evidenced by the senior secured discount notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured discount notes.

    The senior secured discount notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

    The events of default under the senior secured discount notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $5 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured discount notes may immediately accelerate the maturity of all the senior secured discount notes as provided in the senior secured discount notes indenture.

8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009

    The convertible subordinated notes were originally issued on September 29, 1999, mature on September 29, 2009 and are unsecured, subordinated obligations. The notes bear interest at a rate of 8 3/4% per annum. We pay interest on the convertible subordinated notes at maturity (or earlier purchase, redemption or, in certain circumstances, conversion) and semiannually on March 29 and September 29 of each year, commencing March 29, 2000. The convertible subordinated notes indenture does not provide for a sinking fund.

    The indebtedness evidenced by the convertible subordinated notes is unsecured and subordinate in right of payment to all of our existing and future senior indebtedness (as defined in the convertible subordinated notes indenture). The convertible subordinated notes indenture does not restrict the incurrence by us or our subsidiaries of indebtedness or other obligations.

    The convertible subordinated notes may be converted into shares of common stock, at the option of the holder, at any time before the close of business on September 29, 2009, unless the notes have previously been redeemed, at an initial conversion rate of 35.134 shares of common stock per $1,000 principal amount of convertible subordinated notes. The conversion rate is subject to adjustment upon the occurrence of certain events described in the convertible subordinated notes indenture, including:

     the issuance of shares of our common stock as a dividend or a distribution with respect to our common stock;

     subdivisions, combinations and reclassification of our common stock;

     the issuance to all holders of our common stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of our common stock at less than the Market Price (as defined in the convertible subordinated notes indenture) of our common stock;

     the distribution to holders of our common stock of evidences of our indebtedness, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash);

     the payment of dividends (and other distributions) on our common stock paid exclusively in cash, if the aggregate amount thereof, when taken together with (i) other all-cash distributions made within the preceding 12 months not triggering a conversion rate adjustment and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us for the common stock concluded within the preceding 12 months not triggering a conversion rate adjustment, exceeds 10% of our aggregate market capitalization; and

     payment to holders of our common stock in respect of a tender or exchange offer (other than an odd-lot offer) by us for our common stock as of the first trading day following the last date tenders or exchanges may be made, which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer made by us for our common stock concluded in the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization.

    Except as described below, we may not redeem the convertible subordinated notes before September 29, 2002. After that date, we may redeem the convertible subordinated notes for cash as a whole at any time, or in part from time to time, at our option, at the redemption price described in the convertible subordinated notes indenture, plus accrued interest to the applicable redemption date; provided, however, that we may not redeem the convertible subordinated notes on or after September 29, 2002, unless the last reported sale price on our common stock is at least 150% of the conversion price for at least 20 trading days within a period of 30 consecutive days ending within five trading days of the call for redemption. Specifically, if redeemed during the 12-month period beginning on September 29 of the years shown below, the redemption price will be that amount expressed as a percentage of the principal amount of the convertible subordinated notes, shown below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                            -----
2002........................................................   106.125%
2003........................................................   105.250%
2004........................................................   104.375%
2005........................................................   103.500%
2006........................................................   102.625%
2007........................................................   101.750%
2008 and thereafter.........................................   100.875%

    If there is a Change of Control (as defined in the convertible subordinated notes indenture), each holder will have the right to require us to purchase, subject to the terms of the convertible subordinated notes indenture, all or any part of such holder's convertible subordinated notes at a purchase price equal to 100% of the principal amount of such holder's convertible subordinated notes, plus accrued cash interest to the Change in Control Purchase Date (as defined in the convertible subordinated notes indenture).

    The events of default under the convertible subordinated notes indenture include provisions that are typical of convertible subordinated debt financings, including:

     default in payment of the principal amount, interest when due (if such default shall continue for 31 days), Redemption Price (as defined in the convertible subordinated notes indenture), or Change in Control Purchase Price (as defined in the convertible subordinated notes indenture) of any convertible subordinated note;

     our failure to deliver shares of common stock when such common stock is required to be delivered following conversion of a convertible subordinated note;

     our failure to comply with any of our agreements in the convertible subordinated notes or the convertible subordinated notes indenture, if such default is not cured within 90 days after our receipt of a notice of such default; and

     a cross-acceleration to a default by us on any indebtedness that has an aggregate outstanding principal amount in excess of $10 million.

LEHMAN CREDIT FACILITY

    We have entered into a term loan agreement with Lehman Commercial Paper Inc., as syndication agent and as administration agent, Lehman Brothers Inc., as arranger, and certain lenders party thereto from time to time providing for a term loan facility for us in the aggregate principal amount of $150,000,000. The loans under this facility, the commitments for which expire on May 31, 2001, will be made available to us upon the successful demonstration of our broadcast system and upon satisfaction of certain customary conditions, and the proceeds will be used for working capital, capital expenditures and general corporate purposes. We have granted security interests in our fourth satellite, all our contract rights relating to our fourth satellite and the capital stock of our license subsidiary as collateral for this term loan facility.

    The loans under this term loan facility will mature in consecutive quarterly installments, commencing on March 31, 2003. Each installment will be an amount equal to the percentages set forth below of the aggregate principal amount of the loans made on the closing date:

INSTALLMENT                                                PERCENTAGE
-----------                                                ----------
March 31, 2003...........................................     0.25%
June 30, 2003............................................     0.25%
September 30, 2003.......................................     0.25%
December 31, 2003........................................     0.25%
March 31, 2004...........................................     2.25%
June 30, 2004............................................     2.25%
September 30, 2004.......................................     2.25%
December 31, 2004........................................     2.25%
March 31, 2005...........................................    22.50%
June 30, 2005............................................    22.50%
September 30, 2005.......................................    22.50%
December 31, 2005........................................    22.50%

    We may prepay the loans in whole or in part at any time or from time to time. Any such prepayment must be accompanied by a prepayment premium as specified in the term loan agreement if the prepayment occurs before the third anniversary of the closing date.

    Borrowings under this term loan facility are subject to mandatory prepayment:

     with the net proceeds of certain incurrences of indebtedness;

     with the proceeds of asset sales, subject to certain exceptions; and

     commencing with the fiscal year ending December 31, 2002, with excess cash.

    We will pay commitment fees, payable quarterly in arrears, calculated at a rate of 0.50% per annum for the period from October 15, 2000 through December 31, 2000, 1.00% per annum for the period from January 1, 2001 through March 31, 2001 and 1.25% per annum for the period from April 1, 2001 through May 31, 2001.

    All loans under this term loan facility bear interest, at our option, at either:

    (A) 'base rate' equal to, for any day, the higher of:

         the prime rate in effect on such day;

         the Base CD Rate (as defined in the term loan agreement) in effect on such day plus 1%; and

         the Federal Funds Effective Rate (as defined in the term loan agreement) in effect on such day plus 1/2 of 1%; or

    (B) 'eurodollar base rate' equal to, for each day during each Interest Period (as defined in the term loan agreement), the annual rate determined on the basis of the rate for deposits in U.S. dollars for a period equal to such interest period beginning on the first day of such interest period appearing on page 3750 of the Telerate screen two business days prior to the beginning of such interest period;

plus an applicable margin equal to four percent for base rate loans and five percent for eurodollar base rate loans, subject in either case to adjustment upward or downward under certain circumstances.

    In connection with this term loan facility, we have issued warrants to purchase our common stock to Lehman Commercial Paper Inc., as described in 'Description of Warrants -- Lehman Warrants' in the related prospectus.

    This term loan facility contains customary covenants and restrictions on our ability to engage in certain activities and customary events of default.

                                  UNDERWRITING

    Lehman Brothers Inc., as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement, to purchase from us, and we have agreed to sell, all of the shares of common stock being sold in this offering. The underwriting agreement provides that the obligation of the underwriter to purchase the shares is subject to certain conditions, including the delivery of certain legal opinions by its counsel. Subject to the terms and conditions of the underwriting agreement, the underwriter is obligated to purchase all the shares (other than those covered by the option described below) if it purchases any of the shares.

    We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,500,000 additional shares of our common stock at $21.00 per share.

    The following table shows the per share and total underwriting discount and commissions to be paid to the underwriter by us.

PAID BY US
----------
Per common share............................................  $      1.00
Total (before expenses).....................................  $10,000,000

    The underwriter has advised us that it proposes to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the offering price and other selling terms.

    We, our executive officers and directors, and certain of our existing stockholders are expected to agree not to do any of the following, whether any such transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc. for a period of 90 days after the date of this prospectus supplement:

    (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by, or with respect to which we, our executive officers and directors, and certain of our existing stockholders have or hereafter acquire the power of disposition, or exercise any right to require us to file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing; or

    (2) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock; provided that the foregoing will not apply to transfers of shares of our common stock by operation of law.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

    In connection with this offering, Lehman Brothers Inc. may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. 'Covered' short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option. 'Naked' short sales are any sales in excess to that option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

    Similar to other purchase transactions, the underwriter's purchases to cover short short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

    Any sale of the shares of our common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any sale is made.

    Purchasers of our common stock offered in this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase.

    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make for those liabilities.

    This prospectus supplement and the related prospectus in electronic format may be made available on the web sites maintained by the underwriter and/or selling group members participating in this offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and/or selling group members that will make internet distributions on the same basis as other allocations.

    The underwriter and its affiliates, from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees. Lehman Brothers Inc. and Lehman Commercial Paper Inc. are parties to the term loan agreement described above under the caption 'Description of Certain
Indebtedness -- Lehman Credit Facility.'

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, has passed upon specific legal matters with respect to the securities offered by this prospectus supplement. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Cravath, Swaine & Moore, New York, New York, has represented Lehman Brothers in connection with this offering.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS
                                  $500,000,000

                                     [LOGO]

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

We from time to time may offer:

  unsecured or secured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to Sirius Satellite Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses of Sirius associated with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'SIRI.'

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 4.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ----------------------------

               The date of this prospectus is February 23, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    2
About this Prospectus.......................................    3
About Sirius................................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................   13
Use of Proceeds.............................................   13
Description of Debt Securities..............................   13
Description of Capital Stock................................   25
Description of Warrants.....................................   35
Plan of Distribution........................................   39
Legal Matters...............................................   39
Experts.....................................................   40
Incorporation by Reference..................................   40
Where You May Find Additional Available Information About
  Us........................................................   40

                              -------------------
    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     the unavailability of radios capable of receiving our service and our dependence upon third parties to design, develop, manufacture and distribute them;

     the potential risk of delay in implementing our business plan;

     the unproven market for our service; and

     our need for additional financing.

    These and other factors are discussed in 'Risk Factors' and elsewhere in this prospectus.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a 'shelf' registration process. Under this shelf process, we may sell, over the next two years, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                  ABOUT SIRIUS

    From our three orbiting satellites, we will directly broadcast up to 100 channels of digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $9.95. We will deliver 50 channels of commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius' broad and deep range of almost every music format as well as its news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    Upon commencing commercial operations, we expect our primary source of revenues to be subscription fees, which we expect will be included with the sale or lease of certain new vehicles. In addition, we expect to derive revenues from directly selling or bartering limited advertising on our non-music channels.

    We have exclusive agreements with Ford Motor Company, DaimlerChrysler Corporation and BMW of North America, LLC that contemplate their manufacturing and selling vehicles that include radios capable of receiving our broadcasts. These agreements cover all brands and affiliates of these automakers, including Ford, Chrysler, Mercedes, BMW, Jaguar, Mazda and Volvo. Our agreement with DaimlerChrsyler also makes us the preferred provider of satellite radio in Freightliner and Sterling heavy trucks. In 2000, Ford, DaimlerChrysler and BMW sold or leased approximately 7.5 million vehicles in the continental United States, which was approximately 43% of all new cars and trucks sold in the continental United States last year.

    In addition, in the autosound aftermarket, we expect that radios capable of receiving our broadcasts will be available for sale at various national and regional retailers, such as Best Buy, Circuit City, Tweeter Home Entertainment Group and Good Guys. In 2000, 11 million car radios were sold through consumer electronics retailers.

    We have entered into agreements with numerous consumer electronics manufacturers, including Alpine Electronics Inc., Clarion Co., Ltd., Delphi Delco Electronics Systems, Kenwood Corporation, Matsushita Communication Industrial Corporation of USA, Recoton Corporation, Sony Electronics Inc. and Visteon Automotive Systems, to develop radios capable of receiving our broadcasts. As these radios become available in commercial quantities, they will be sold to automakers for inclusion in new vehicles and consumer electronics retailers for sale in the autosound aftermarket.

    Sirius Satellite Radio Inc. was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. On November 18, 1999, we changed our name again to Sirius Satellite Radio Inc. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is siriusradio.com. Siriusradio.com is an inactive text reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                                  RISK FACTORS

    In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business and in deciding whether to invest in our securities.

RADIOS FOR OUR SERVICE ARE NOT YET AVAILABLE

    Integrated circuits for our radios are not yet available. Integrated circuits which decode, process and output our signals are an essential component of radios capable of receiving our broadcasts. Samples of certain of these integrated circuits being developed by Lucent have been shipped to radio manufacturers, and samples of the remaining integrated circuits are expected to be shipped to such manufacturers by the end of the first quarter of this year. Production quantities of these integrated circuits are expected to be shipped to radio manufacturers in the third quarter of this year, although the development of these integrated circuits has been delayed in the past, and could be delayed in the future, by circumstances beyond our control.

    We cannot assure you that Lucent will:

     deliver fully operable integrated circuits during the third quarter of this year or in sufficient quantities to meet the demand of radio manufacturers; or

     price these integrated circuits low enough to encourage widespread distribution of radios capable of receiving our service.

    We are dependent upon others to manufacture and distribute our radios. Following delivery of the integrated circuits, we expect various manufacturers to promptly produce radios capable of receiving our broadcast. However, we cannot assure you how quickly manufacturing will commence, the quantity of radios that will be manufactured or how quickly these radios will be distributed.

WE ARE NOT SURE THERE WILL BE A MARKET FOR SIRIUS

    Currently no one offers a commercial satellite radio service such as Sirius in the United States. As a result, our proposed market is new and untested, and we cannot reliably estimate the potential demand for this service or the degree to which our service will meet that demand. We cannot assure you that there will be sufficient demand for Sirius to enable us to achieve significant revenues or cash flow or profitable operations. Sirius will achieve or fail to gain market acceptance depending upon many factors beyond our control, including:

     the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts;

     the cost, availability and consumer acceptance of radios capable of receiving our broadcasts;

     our marketing and pricing strategies and those of XM Satellite Radio, our direct competitor;

     the development of alternative technologies or services; and

     general economic conditions.

OUR BUSINESS IS STILL IN THE DEVELOPMENT STAGE

    Historically, we have generated only losses. We are a development stage company. The service we propose to offer, Sirius, is still in development and we have never recognized any operating revenues or conducted any operations. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning, market research and building our infrastructure. Our financial results from our inception on May 17, 1990 through December 31, 2000 are as follows:

     no revenues;

     net losses of approximately $269 million (including a net loss of $135 million during the twelve months ended December 31, 2000); and

     net losses applicable to common stockholders of approximately $444 million.

    We do not expect any revenues before the middle of 2001. We do not expect to generate any revenues from operations until the middle of 2001 or to generate earnings before interest, taxes, depreciation and amortization ('EBITDA') until 2003, at the earliest. Our ability to generate revenues and EBITDA and achieve profitability will depend upon a number of factors, including:

     the timely receipt of all necessary regulatory authorizations;

     the manufacture and distribution by one or more consumer electronics manufacturers of radios capable of receiving our broadcasts;

     the manufacture and distribution by one or more automobile manufacturers of vehicles including radios capable of receiving our broadcasts; and

     the successful marketing and consumer acceptance of Sirius.

We cannot assure you that we will accomplish any of the above, that we will ever commence operations, that we will attain any particular level of revenues, that we will generate EBITDA or that we will achieve profitability.

WE NEED ADDITIONAL FINANCING TO OPERATE OUR SERVICE

    We need more money to continue implementing our business plan. Upon completion of this offering and receipt of the $199,500,000 of estimated net proceeds, and assuming that we draw down a $150,000,000 term loan facility that we have entered into with Lehman Commercial Paper Inc. and Lehman Brothers Inc., we will have sufficient funds to operate our business through the middle of 2002. The loans under this term loan facility will be made available to us upon the successful demonstration of our broadcast system and upon satisfaction of customary closing conditions. The commitments under this term loan facility expire on May 31, 2001 and we cannot assure you that we will be able to satisfy all of the conditions to borrowing under this term loan facility on or prior to such date. We will also require additional funds to support our planned operations through the remainder of 2002 and thereafter until our revenues grow substanially. We will require more money than estimated if there are operating delays, cost overruns or other adverse developments.

    The funding required to develop a unified satellite radio standard could be significant. Under a joint development agreement between ourselves and XM Satellite Radio, each party is obligated to fund one-half of the development costs of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one-half of the costs based upon the validity, value, use, importance and available alternatives of the technology it contributes. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of the license fees or contribution that will be payable by XM Satellite Radio or us under this joint development agreement or the size of the credits to XM Satellite Radio and us from the use of our or their technology. This joint development agreement may require us to invest significant additional capital.

SUBSCRIBER TURNOVER COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE

    After we commence commercial operations, we expect to experience some subscriber turnover, or churn. Since we have not commenced commercial operations yet, it is impossible to predict the amount of churn we will experience. In addition, we do not know whether we will be able to successfully retain customers who purchase or lease a new vehicle that includes a subscription to our service. Churn or our inability to retain customers who purchase or lease a new vehicle could adversely affect our financial performance and results of operations in the future.

SUBSCRIBER ACQUISITION COSTS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE

    We may, and in certain cases have already agreed to, subsidize a portion of the costs of radios capable of receiving our broadcasts in order to attract subscribers to our service. We also are planning a large advertising campaign to introduce our service and to generate subscriptions to our service. Consequently, our subscriber acquisition costs could be significant. Our subscriber acquisition costs, both in the aggregate and on a per subscriber basis, may also increase if we determine that aggressive advertising, promotions or other marketing efforts are necessary to promote faster subscriber growth, respond to competition, or are otherwise advisable. These subscriber acquisition costs could adversely affect our financial performance and results of operations in the future.

WE FACE MANY FINANCING CHALLENGES AND CONSTRAINTS

    We face many challenges and constraints in financing our development and operations, including those listed below.

    Our debt instruments limit our ability to incur indebtedness. The indentures governing our 15% senior secured discount notes due 2007 and our 14 1/2% senior secured notes due 2009 and the agreement governing our term loan facility with Lehman Brothers Commercial Paper Inc. and Lehman Brothers Inc. limit our ability to incur additional indebtedness. In addition, we expect any future senior indebtedness to contain similar limits on our ability to incur additional indebtedness.

    A delay in introducing our service could hinder our ability to raise additional financing. Any delay in implementing our business plan would hurt our ability to obtain the additional financing we need by adversely affecting our expected results of operations and increasing our cost of capital. Several factors could delay us, including the following:

     obtaining additional authorizations from the FCC;

     delay in commercial availability of radios capable of receiving our broadcasts; and

     failure of our vendors to perform as anticipated.

    We have previously incurred some delays in implementing our business plan. During any period of delay, we would continue to need significant amounts of cash to fund capital expenditures, administrative and overhead costs, contractual obligations and debt service. Accordingly, any delay could materially increase the aggregate amount of funds we need to break even from operations. Additional financing may not be available on favorable terms or at all during periods of delay.

    Our status as a development stage company may make it more difficult to raise financing. As a development stage company, we have no revenues, but have significant expenses. In addition, we expect to report significant net losses for several years after we commence operations. We have in the past received, did receive for the year ended December 31, 2000, and may in the future receive, a 'going concern' qualification in the auditor's report accompanying our annual financial statements due to our not having, as of the date of our auditor's report, adequate liquidity to finance our projected cash needs over the ensuing twelve months. Receiving a 'going concern' qualification could make it more difficult for us to obtain additional financing that we will need to operate our business on favorable terms, or at all.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST CONVENTIONAL RADIO STATIONS, THE OTHER HOLDER OF AN FCC LICENSE TO PROVIDE THIS SERVICE OR OTHER POTENTIAL PROVIDERS OF THIS SERVICE

    We will be competing with conventional radio stations, which, unlike Sirius:

     do not charge subscription fees;

     do not require users to purchase a separate radio; and

     often offer local information programming such as local news and traffic reports.

    In addition to direct competition from XM, we face the possibility of additional satellite broadcast radio competition:

     if the FCC grants additional licenses for satellite-delivered radio services;

     if holders of licenses for other portions of the electromagnetic spectrum (currently licensed for other uses) obtain changes to their licenses; or if holders of licenses without FCC restrictions for other portions of the spectrum devise a method of broadcasting satellite radio.

    Finally, one or more competitors, including XM, may design a satellite radio broadcast system that is superior to our system. The competitive factors listed above could materially adversely affect our results of operations. In addition, any delays in introducing our service also could place us at a competitive disadvantage relative to any competitor that begins operations before us.

SOME OBSTRUCTIONS WILL ADVERSELY AFFECT SIRIUS RECEPTION

    High concentrations of tall buildings, such as those found in large urban areas, tunnels and other obstructions will block the signals from our transmitting satellites. We plan to install terrestrial repeaters to rebroadcast Sirius in at least 56 urban areas to mitigate this problem. However, some areas with impediments to satellite line-of-sight may still experience 'dead zones.'

SATELLITES HAVE A LIMITED LIFE AND MAY FAIL IN ORBIT

    We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering Sirius will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our initial satellites is significantly shorter than 15 years.

    The useful lives of our satellites will vary and will depend on a number of factors, including:

     expected gradual environmental degradation of solar panels;

     quality of construction;

     amount of fuel on board;

     durability of component parts;

     random failure of satellite components, which could result in damage to or loss of a satellite; and

     in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

    If one of our three satellites fails in orbit and we are required to launch our spare satellite, our operations could be suspended for up to six months. If two or more of our satellites fail in orbit, our operations could be suspended by at least 16 months.

INSURANCE MAY NOT COVER ALL RISKS OF OPERATING SATELLITES

    Our insurance may not cover all of our losses and may not fully reimburse us for the following:

     expenditures for a satellite which fails to perform to specifications;

     damages from business interruption, loss of business and any related expenditures arising from satellite failures; and

     losses for which there are deductibles, exclusions and conditions.

WE ARE SUBJECT TO CONTINUING AND DETAILED REGULATION BY THE FCC

    We need a modification to our FCC license before we can begin operation. In May 1998, we decided to increase the number of satellites in our system from two to three and to change the orbit of those satellites. To implement these changes, the FCC must approve changes to our FCC license. On December 11, 1998, we filed an application with the FCC for these changes. Although we believe that the FCC will approve our application for these necessary changes, we cannot assure you that the FCC will do so. XM and WCS Radio Inc. have filed comments on our application with the FCC. These comments requested the FCC to condition approval of our modification on receiver interoperability and requested us to insure that our service will not cause harmful interference with wireless services in Central and South America. We cannot predict the time it will take the FCC to act on our application or any of these comments, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted.

    Pursuant to special temporary authority received from the FCC on December 20, 1999, we launched and completed testing of our three satellites. This special temporary authority was modified on August 31, 2000 and will expire on February 27, 2001 and does not authorize us to begin providing our service on a commercial basis using our three satellites. We requested an extension of this special temporary authority on February 21, 2001.

    Our FCC license is being challenged. The FCC's International Bureau granted us an FCC license after we submitted a winning bid in an FCC auction. One of the low bidders in that FCC auction applied to have the full FCC review the grant of our FCC license. The application requests that the FCC adopt restrictions on foreign ownership and overrule the grant of our FCC license on the basis of our ownership. Since December 29, 1997, there have been no developments in this matter. If the FCC denies this application, the complaining party may appeal to the U.S. Court of Appeals. We cannot predict the ultimate outcome of any proceedings relating to this application or any other proceedings that interested parties may file.

    We will need to renew our FCC license after eight years. The term of our FCC license is eight years, beginning on the date our first satellite is declared operational after it is inserted into orbit, and we anticipate, but we cannot assure you, that our license term will remain eight years if our application for modification is granted. When the term of our FCC license expires, we must apply for a renewal. If the FCC does not renew our FCC license, we would be forced to cease providing service. We cannot assure you that we will obtain these renewals.

    We need FCC approval to operate our terrestrial repeaters. Although we plan to install terrestrial repeaters to transmit our service in at least 56 urban areas, the FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeaters on a commercial basis. The FCC initiated a rulemaking on the subject in March 1997 and received several comments urging the FCC to consider placing restrictions on the ability to deploy terrestrial repeaters. This rulemaking is still pending. Both we and XM filed supplemental comments in this rulemaking. On February 22, 2000, the National Association of Broadcasters, the Wireless Communications Association and BellSouth Corporation filed comments seeking to protect adjoining wireless services and to ensure that we do not originate local programming through our terrestrial repeater network. On March 8, 2000, we filed a reply to these comments reaffirming that we do not intend to originate local programming through our terrestrial repeater network and denying that our repeater network will interfere with adjoining wireless services. Metricom, Inc., MCI WorldCom, Inc. and the Aerospace & Flight Test Radio Coordinating Council ('AFTRCC') also filed reply comments on March 8, 2000 seeking to protect adjoining wireless services, including flight test receivers. On March 22, 2000, we filed a supplemental reply to these reply comments reaffirming that our terrestrial repeater network will not interfere with wireless services in nearby spectrum. On October 12, 2000, we filed a coordination agreement with the FCC that we reached with AFTRCC. On January 25, 2001, XM and ourselves filed a proposed rule authorizing terrestrial repeaters for adoption by the FCC. In the interim, we have constructed a number of terrestrial repeaters under a temporary experimental license, which will expire on October 1, 2001. We cannot predict the outcome or the timing of these FCC proceedings.

    New devices may interfere with our service. The FCC has proposed regulations to allow new devices that may generate radio energy in the part of the spectrum we intend to use. We believe the current proposed regulations for these devices do not contain adequate safeguards to prevent interference with services such as Sirius. If the FCC fails to adopt adequate technical standards specifically applicable to these devices and if the use of these devices becomes commonplace, we could experience difficulties enforcing our rights to use spectrum without interference from unlicensed devices. If the FCC fails to adopt adequate standards, the new devices could adversely affect reception of our service. Although we believe that the FCC will set adequate standards to prevent harmful interference, we cannot assure you that it will do so.

    We may be adversely affected by changing regulations. To provide our service, we must retain our FCC license and obtain or retain other requisite approvals. Our ability to do so could be affected by changes in laws, FCC regulations, international agreements governing communications policy generally or international agreements relating specifically to Sirius. In addition, the manner in which Sirius is offered or regulated could be affected by these changes.

    We may be adversely affected by foreign ownership restrictions. The Communications Act restricts ownership in some broadcasters by foreigners. If these foreign ownership restrictions were applied to us, we would need further authorization from the FCC if our foreign ownership were to exceed 25%. The order granting our FCC license determined that, as a private carrier, those restrictions do not apply to us. However, the order granting our FCC license stated that our foreign ownership status under the Communications Act could be raised in a future proceeding. The pending appeal of the grant of our FCC license may bring the question of foreign ownership restrictions before the full FCC.

    We could be required to comply with public service regulations. The FCC has indicated that it may impose public service obligations on satellite radio service providers in the future, which could add to our costs or reduce our revenues. For example, the FCC could require satellite radio service providers to set aside channels for educational programming. We cannot predict whether the FCC will impose public service obligations or the impact that any of these obligations would have on our results of operations.

WE RELY ON OUR NATIONAL BROADCAST STUDIO

    We rely on our national broadcast studio in New York City for key operations, including the creation of our 50 music channels and the encryption and compression of our broadcast signal. Although we plan to establish redundant systems this year, these systems will require significant time and expenditures to become fully operational. If a natural or other disaster significantly damaged our national broadcast studio, our ability to provide service to subscribers would be suspended and our operating results would be materially and adversely effected.

OUR TECHNOLOGY MAY BECOME OBSOLETE

    We depend on technologies being developed by third parties to implement key aspects of our system. These technologies may become obsolete. We may be unable to obtain more advanced technologies on a timely basis or on reasonable terms, or our competitors may obtain more advanced technologies and we may not have access to these technologies.

WE MAY NOT BE ABLE TO MANAGE RAPID GROWTH

    We expect to experience significant and rapid growth in the scope and complexity of our business as we commence operations. We do not currently employ sufficient staff to handle all of our expected sales and marketing efforts. Although we have hired experienced executives in this area, we must hire additional employees before we begin commercial operations of our service. This growth may strain our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

     develop and implement effective management systems;

     hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

     manage our subscriber base and business; or

     manage our growth effectively.

CONSUMERS MAY STEAL OUR SERVICE

    Consumers may steal the Sirius signal. Although we use encryption technology to mitigate signal piracy, we do not believe that this technology is infallible. Accordingly, we cannot assure you that we can eliminate theft of the Sirius signal. Widespread signal theft could reduce the number of motorists willing to pay us subscription fees and materially adversely affect our results of operations.

OUR PATENTS MAY NOT BE SUFFICIENT TO PREVENT OTHERS FROM COPYING ELEMENTS OF OUR SYSTEM

    Although our U.S. patents cover various features of satellite radio technology, our patents may not cover all aspects of our system. Others may duplicate aspects of our system which are not covered by our patents without liability to us. In addition, competitors may challenge, invalidate or circumvent our patents. We may be forced to enforce our patents or determine the scope and validity of other parties' proprietary rights through litigation. In this event, we may incur substantial costs and we cannot assure you of success in this litigation. In addition, others may block us from operating our system if our system infringes their patents, their pending patent applications which mature into patents or their inventions developed earlier which mature into patents. Should we desire to license our technology, we cannot assure you that we can do so. Assuming we pay all necessary fees on time, the earliest expiration date on any of our patents is April 10, 2012.

WE MAY NOT BE ABLE TO SATISFY A CHANGE OF CONTROL OFFER

    The indentures governing our senior secured notes and our senior secured discount notes contain provisions requiring us to offer to repurchase such notes in the event of a change of control of our company. If we have to make such an offer, we cannot be sure that we will have enough funds to pay for all the securities that holders could tender. If we fail to pay for our senior secured notes and our senior secured discount notes in a change of control offer, we will be in default under the indentures for the affected notes and the holders of those notes and their trustees may accelerate the maturity of all amounts outstanding under those notes.

EXISTING STOCKHOLDERS MAY CONTROL US AND THEIR INTERESTS MAY CONFLICT WITH YOURS

    As of January 31, 2001, our executive officers and directors beneficially owned or could vote approximately 15.7% of our outstanding common stock. In addition, as of that date, our executive officers and directors together with Prime 66, the Apollo Investors, the Blackstone Investors, entities affiliated with Loews Corporation and DaimlerChrysler beneficially owned or could vote approximately 50.1% of our outstanding common stock. As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

OUR STOCK PRICE HAS BEEN VOLATILE

    The trading price of our common stock has been volatile, and it may continue to be so. This trading price could fluctuate widely in response to announcements of business and technical developments by us or our competitors, our success in accomplishing our business plan and other events or factors, including expectations by investors and securities analysts and our prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the price of our common stock.

OUR RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT AN ACQUISITION OF OUR COMPANY

    Our stockholders rights plan, the anti-takeover provisions in our charter documents and any issuance of our preferred stock could be deemed to have anti-takeover effects and may delay, deter or prevent an acquisition of our company that a stockholder might consider to be in his or her best interest. Our board of directors has the authority to issue shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by stockholders. We have adopted a stockholders rights plan and in connection with the stockholders rights plan, our board of directors designated 300,000 shares of preferred stock as Series B Preferred Stock. Any issuance of our preferred stock, including preferred stock with voting and conversion rights, as well as our 9.2% Series A Junior Cumulative Convertible Preferred Stock, our 9.2% Series B Junior Cumulative Convertible Preferred Stock and our 9.2% Series D Junior Cumulative Convertible Preferred Stock, which are convertible into shares of common stock, may adversely affect the voting power of the holders of common stock.

    We also may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay or prevent a change of our control or adversely affect the market price of our common stock. Furthermore, the severance provisions of employment agreements with some of our executive officers provide for payments that could discourage an attempted change in our control.

THERE IS NO PUBLIC MARKET FOR THE DEBT SECURITIES, PREFERRED STOCK OR WARRANTS

    Before the offering of any debt securities, preferred stock or warrants, there will have been no public market for those securities and we do not intend to apply for the listing of any debt securities or preferred stock that may be offered by this prospectus on any securities exchange or for quotation of any debt securities or preferred stock on any public market. We cannot assure you that an active public market for any debt securities, preferred stock or warrants will develop or as to the liquidity, if any, that may develop in such market. If an active public market in any new class of securities does not develop, the market price and liquidity of those securities may be adversely affected. Please refer to the section in this prospectus entitled 'Plan of Distribution.'

    Historically, the market for non-investment grade debt securities and preferred stock has been affected by disruptions that have caused substantial volatility in the prices of securities similar to the debt securities, preferred stock and warrants that may be offered by this prospectus. We cannot assure you that any market for those securities will not be affected by similar disruptions.

HOLDERS OF DEBT SECURITIES WITH ORIGINAL ISSUE DISCOUNT MAY BE LIMITED IN BANKRUPTCY CLAIMS

    Debt securities that are issued or treated as issued at a discount from their principal amount will generally be treated as having original issue discount. If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the debt securities, the claim of a holder of the debt securities may be limited to an amount equal to the sum of
(1) the initial public offering price for the debt securities and (2) that portion of the original issue discount that is not deemed to constitute 'unmatured interest' for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of a bankruptcy filing would constitute 'unmatured interest.'

DILUTION UPON CONVERSION OF PREFERRED STOCK AND CONVERTIBLE DEBT

    Our common stock holders and warrant holders may be diluted by the following actions:

     if we issue convertible debt securities (which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our securities may be listed or the issuance is limited by the instruments governing our debt securities) and the holders thereof convert their shares into common stock;

     if the Apollo Investors or the Blackstone Investors convert their preferred stock into common stock, which may be done at any time;

     if we issue additional equity securities, which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our equity securities may be listed;

     if Ford exercises its warrants to purchase up to four million shares of our common stock, which Ford may do only if it satisfies requirements relating to the manufacture of vehicles capable of receiving Sirius;

     if DaimlerChrysler exercises its warrants to purchase up to four million shares of our common stock, which DaimlerChrysler may do only if it satisfies requirements relating to the manufacture of vehicles capable of receiving Sirius; or

     if Lehman Commercial Paper Inc. exercises its warrants to purchase up to
     2.1 million shares of our common stock, which Lehman Commercial Paper Inc. may do immediately with respect to 525,000 of its warrants and, with respect to the balance of its warrants, only if certain requirements relating to the making of term loans to us and to the trading performance of our publicly issued senior notes are satisfied.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                  1996      1997      1998      1999      2000
                                                  ----      ----      ----      ----      ----
Ratio of earnings to fixed charges(1)..........    --        --        --        --        --
Ratio of earnings to combined fixed charges and
  preferred stock dividends(1).................    --        --        --        --        --

---------

(1) No figure is provided for any period during which the applicable ratio was less than 1.00.

    The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, our earnings were insufficient to cover our fixed charges by approximately $2.8 million, $4.8 million, $62.3 million, $119.4 million and $198.5 million. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $2.8 million, $59.1 million, $99.9 million, $153.5 million and $247.4 million.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'Sirius' refers to our company but not to any of its subsidiaries.

    Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

    This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

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
GENERAL

    The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

    The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

     the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

     any limit on the aggregate principal amount of the debt securities;

     the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

     the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

     the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

     the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

     our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

     the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of Sirius and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

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
     any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

     if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

     if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

     the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

     any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

     whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

     the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

     the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

     the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

     any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

     any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

     if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

     any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

    We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material U.S. federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

    If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

    Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

    Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

    All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

    In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

    The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

    Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

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
    The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

    So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

    We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither Sirius nor the trustee nor any agent of Sirius or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

    Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

    Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

     the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

     we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

     there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

    If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS

    The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

    Each indenture contains a provision that permits us to elect either:

     to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or

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
     to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities, if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

    The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

     failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

     failure to pay principal of or any premium on any debt security of that series when due;

     failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

     with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

     certain events of bankruptcy, insolvency or reorganization involving us;
     and

     any other Event of Default provided with respect to debt securities of that series.

    If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

    An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

    Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

    Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in

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
principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

    The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

     to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

     to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

     to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

     to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

     to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

     to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

     to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

     to establish the form or terms of debt securities of any series;

     to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in
     Section 163(f)(2)(B) of such Code); and

     to make any change that does not adversely affect the rights of any holder.

    Modifications and amendments of the applicable indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

     change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

     reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

     change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

     impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

     reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

     change the optional redemption or repurchase provisions in a manner adverse to any holder; or

     modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

    The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

    The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

     the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided in (a) above) of such debt security); and

     debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

    In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

    If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until
(1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

    Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

     any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

     any proceeding for the liquidation or dissolution of Sirius,

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Sirius or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

    The term 'Senior Indebtedness' means:

        (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments,

        (2) all our capital lease obligations,

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
        (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

        (4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction,

        (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise, and

        (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a 'Financing Entity') in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

    Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

    By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

    A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

    (a) either (1) we shall be the continuing person in the case of a merger or
        (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

    (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

    (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

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
    Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

    Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

    If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

    Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither Sirius, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

    Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

    We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

    The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

    The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

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
                          DESCRIPTION OF CAPITAL STOCK

    Our amended and restated certificate of incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

    The following description sets forth the terms and provisions of our common stock, preferred stock and of certain classes of preferred stock which have been authorized by our board of directors. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

    As of December 31, 2000, we had 42,107,957 shares of common stock outstanding held of record by approximately 342 persons, and had reserved for issuance 43,040,680 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of our Junior Preferred Stock.

    Holders of the common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding Preferred Stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

    The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

     the designation of the preferred stock;

     the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

     the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

     the date from which dividends on the preferred stock shall accumulate, if applicable;

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
     the procedures for any auction and remarketing of the preferred stock;

     the provision of a sinking fund, if any, for the preferred stock;

     the provision for redemption, if applicable, of the preferred stock;

     any listing of the preferred stock on any securities exchange;

     the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

     whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

     the voting rights, if any, of the preferred stock;

     any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

     a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

    On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999 and January 28, 2000.

    On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an 'Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investors and to permit the Apollo Investors to
(1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo Investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock. On September 29, 1999, we amended the Rights Agreement to make it inapplicable to (1) the purchase by Ford of up to $20 million of our common stock and (2) the purchase by entities associated with Everest Capital of up to $30 million of our convertible subordinated notes. On December 23, 1999, we amended the Rights Agreement to render it inapplicable to the purchase of our 9.2% Series D Junior Cumulative Convertible Preferred Stock by the Blackstone Investors and to permit the Blackstone Investors to (1) acquire additional shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock as dividends on such preferred stock, (2) acquire additional shares of common stock upon the conversion of shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Blackstone Investors becoming 'Acquiring Persons' within the meaning of the Rights

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
Agreement. On January 28, 2000, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling DaimlerChrysler Corporation to acquire up to 4,000,000 shares of our common stock and the purchase by DaimlerChrysler Corporation of up to 2,290,322 shares of our common stock.

    Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

    If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified Preferred Stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

    If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

    Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

    Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between Darlene Friedland, David Margolese and us) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

    The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

    At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

    Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

    Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation

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
Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that
(a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

    Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

        (1) before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

        (2) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

    Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

    The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK,
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES D JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Our board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of the 9.2% Series B

Junior Cumulative Convertible Preferred Stock. As of December 31, 2000, we had 1,595,707 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding and 715,703 shares of 9.2% Series B Junior Preferred Stock outstanding held of record by the Apollo Investors. Our board of directors has authorized the issuance of up to 10,700,000 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock. As of December 31, 2000, we had 2,145,688 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock outstanding held of record by the Blackstone Investors.

    Dividends. The annual dividend rate per share of the Junior Preferred Stock is equal to 9.2% of the sum of (1) the liquidation preference of the Junior Preferred Stock and (2) all unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Junior Preferred Stock to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock are cumulative, accruing annually and, when and as declared by our board of directors, are payable on each November 15 (each, a 'Junior Preferred Dividend Payment Date'). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on the Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of the unpaid dividend ('Default Dividends') are accumulated and accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock, at our option. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

    With respect to the payment of dividends, the 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 9.2% Series B Junior Cumulative Convertible Preferred Stock and the 9.2% Series D Junior Cumulative Convertible Preferred Stock rank equally. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made so that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election instead of a Conversion Price adjustment (as described below), we will not pay any dividends, except for dividends payable in common stock or our capital stock ranking junior to the Junior Preferred Stock in payment of dividends ('Junior Dividend Stock') or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of common stock or Junior Dividend Stock.

    If and so long as any accrued and unpaid dividends payable on any shares of our capital stock ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, we will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of our capital stock ranking equally with the Junior Preferred Stock in the payment of dividends ('Parity Dividend Stock') for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on the Junior Preferred Stock for all dividend payment periods terminating on or before the date of payment of these dividends; provided, however, that all dividends accrued by us on shares of Junior Preferred Stock or Parity Dividend Stock will be declared proportionately with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on any shares of Parity Dividend Stock for all dividend payment periods terminating on or before the date of payment of these dividends.

    Redemption. Except as described in the following sentence, shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before November 15, 2003. From and after November 15, 2001 and before
November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation

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
preference of the shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the common stock as reported in The Wall Street Journal or, at our election, other reputable financial news source, for the 20 consecutive trading days before the notice of redemption (the 'Current Market Price') equals or exceeds $60 per share, as adjusted.

    From and after November 15, 2003, we may redeem shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    Except as described in the following sentence, shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock may not be redeemed by us at our option before December 23, 2004. From and after December 23, 2002 and before December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the Current Market Price of our common stock equals or exceeds $68 per share, as adjusted.

    From and after December 23, 2004, we may redeem shares of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the 9.2%
Series D Junior Cumulative Convertible Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    On November 15, 2011, we will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

    The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the liquidation preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock at our option.

    Change of Control. Upon the occurrence of a Change of Control, we must make an offer (a 'Change of Control Offer') to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their liquidation preference, plus unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (1) our senior discount notes or the indenture relating to our senior discount notes or (2) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of Sirius ('Other Agreements') in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund our senior discount notes) because we have not satisfied all of our obligations under the indenture relating to our senior discount notes and the Other Agreements arising from the Change of Control (collectively, the 'Senior Obligations'), then we will be required to use our best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until the Senior Obligations are satisfied or consents are obtained, we will not be obligated to make a Change of Control Offer.

    With respect to the Junior Preferred Stock, a 'Change of Control' is defined as the occurrence of any of the following events: (1) any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether the right

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
is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock; (2) we consolidate with or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when the senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes;
(3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or
(4) we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

    Notwithstanding the foregoing, no transaction or event will be deemed a 'Change of Control' if (1) all of the outstanding shares of common stock are to be converted pursuant thereto solely into the right to receive, for each share of common stock so converted, cash and/or shares of Qualifying Acquiror common stock (valued at its Current Market Price) together having a value in excess of $30.30, in the case of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock or $37.50 in the case of our 9.2% Series D Junior Cumulative Convertible Preferred Stock, (2) we have declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders of Junior Preferred Stock have been given reasonable opportunity to convert, before the Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (3) immediately following the event the number of shares of Qualifying Acquiror common stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror common stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (a) less than 5% of the total number of shares of Qualifying Acquiror common stock outstanding immediately after the Change of Control and (b) less than one third of the number of shares of Qualifying Acquiror common stock that would be Publicly Traded immediately after the event. The term 'Qualifying Acquiror common stock' means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term 'Publicly Traded' means shares of Qualifying Acquiror common stock that are both (a) held by persons who are neither officers, directors or Affiliates of the corporation nor the 'beneficial owner' (as the term is defined in Rule 13d-3 under the Exchange
Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not 'restricted securities' (as the term is defined in Rule 144 of the Securities Act).

    Conversion. Each share of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $30.00. Each share of our 9.2% Series D Junior Cumulative Convertible Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of such preferred stock (without unpaid dividends) by $34.00. These conversion prices will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be adjusted for the occurrence of some corporate events affecting the common stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of

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
Junior Preferred Stock converted payable in cash, shares of common stock or a combination of cash and common stock, at our option.

    The conversion prices for shares of Junior Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) subdivisions, combinations and reclassifications of the common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (4) distributions to all holders of common stock of evidence of our indebtedness or assets, (5) repurchases, redemptions or other acquisitions of our common stock by us at a price per share greater than the Current Market Price per share of our common stock on the date of the event, (6) issuance or sale of common stock by us at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of ours, any amount below) the Current Market Price per share of our common stock on the date of the event (except for issuances to or through a nationally recognized investment banking firm in which our affiliates purchase less than 25% of the shares in the offering) and (7) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

    The conversion prices for shares of Junior Preferred Stock will not be adjusted if (1) the adjustment would not require an increase or decrease of at least 1% in the conversion prices then in effect or (2) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of the series of Junior Preferred Stock elect to participate in the dividend, purchase, redemption or other acquisition (a 'Payout Election') proportionately with the holders of common stock or capital stock ranking junior to the Junior Preferred Stock ('Junior Stock').

    Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock entitles its holder to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of common stock voting together as a single class with all other shares entitled to vote those matters. With respect to these matters, each share of Junior Preferred Stock entitles its holder to cast that number of votes per share as is equal to the number of votes that the holder would be entitled to cast had the holder converted its shares of Junior Preferred Stock into shares of common stock on the record date for determining our stockholders eligible to vote on these matters.

    In addition to any vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of that series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which adversely affects the voting powers, rights or preferences of the holders of the shares of that series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of any series of Junior Preferred Stock. Any amendment of the provisions of our amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for:

        (1) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of, capital stock ranking senior to the Junior Preferred Stock ('Senior Stock') or any security convertible into shares of any class or series of Senior Stock;

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
        (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking equally with the Junior Preferred Stock ('Parity Stock') or any security convertible into shares of any class or series of Parity Stock (other than shares of Junior Preferred Stock issued as a dividend in respect of shares of Junior Preferred Stock issued to the Apollo Investors and the Blackstone Investors);

        (3) our merger or consolidation with or into any other entity, unless, after the merger or consolidation, the resulting corporation will have no class or series of shares and no other securities either authorized or outstanding ranking before, or equally with, shares of Junior Preferred Stock; provided, however, that no vote or consent of the holders of Junior Preferred Stock will be required if before the time when the merger or consolidation is to take effect, and regardless of whether the merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

        (4) the application of any of our funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of common stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to this event.

    In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. No consent of holders of Junior Preferred Stock is required for the creation of any indebtedness of any kind by us.

    Liquidation. If we are voluntarily or involuntarily liquidated, dissolved or wound up, the holders of shares of Junior Preferred Stock will be entitled to receive, before any distribution of our assets to the holders of shares of common stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on any class or series of Senior Stock, out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100, plus accrued and unpaid dividends on each share of Junior Preferred Stock, if any, to the date of final distribution.

    If we are voluntarily or involuntarily liquidated, dissolved or wound up, before any distribution of our assets to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Senior Stock equal to the liquidation preference of the Senior Stock, plus accrued and unpaid dividends on the Senior Stock, if any, to the date of final distribution.

    If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then holders of Junior Preferred Stock and Parity Stock will share ratably in the distribution of assets, or proceeds of the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

    Registration Rights. At any time after December 23, 2000, holders of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series A Registrable Securities') will be entitled, on two occasions, to require us to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us. At any time after December 23, 2000, holders of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred

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
Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series B Registrable Securities') will be entitled, on one occasion, to require us to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    At any time after January 31, 2002, holders of shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock have been or may be converted ('Series D Registrable Securities') will be entitled, on three occasions, to require us to register the Series D Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

    If a demand registration would be seriously detrimental to us and our stockholders, the demand registration may be deferred, at our request, twice in any 12-month period, for an aggregate period of time of up to 90 days. In addition, holders of Junior Preferred Stock will be bound by customary 'lockup' agreements at the request of the managing underwriter of any public offering on our behalf. If we plan to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of these 'piggy-back' registrations.

    Tag-Along Agreement. David Margolese, our Chairman and Chief Executive, and we also entered into a tag-along agreement with the Apollo Investors. Under the tag-along agreement, if Mr. Margolese sells more than 800,000 shares of our common stock before the earlier of the date that the Apollo Investors beneficially own less than 2,000,000 shares of the common stock or the date that is six months after the nationwide commercial introduction of our service, then the Apollo Investors have rights to sell, proportionately with Mr. Margolese, a portion of the common stock owned by them in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of our common stock.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

     the title of the debt warrants;

     the offering price for the debt warrants, if any;

     the aggregate number of the debt warrants;

     the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

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
     if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

     if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

     the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

     the dates on which the right to exercise the debt warrants will commence and expire;

     if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     information with respect to book-entry procedures, if any;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the debt warrants, if any;

     the redemption or call provisions, if any, applicable to the debt warrants; and

     any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants for the purchase of common stock or preferred stock will describe the terms of the warrants, including the following:

     the title of the warrants;

     the offering price for the warrants, if any;

     the aggregate number of the warrants;

     the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

     if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     the dates on which the right to exercise the warrants will commence and expire;

     if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     the currency or currency units in which the offering price, if any, and the exercise price are payable;

     if applicable, a discussion of material United States federal income tax considerations;

    the antidilution provisions of the warrants, if any;

     the redemption or call provisions, if any, applicable to the warrants; and

     any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

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
EXERCISE OF WARRANTS

    Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

    Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

THE UNIT OFFERING WARRANTS

    On May 18, 1999, we issued units composed of our 14 1/2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,368,200 shares of common stock at a price of $26.45 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009.

    A shelf registration statement covering the resale of the unit offering warrants has been filed and declared effective. We have agreed to cause the shelf registration statement to remain effective until the earliest of (1) two years after the issuance of the unit offering warrants, (2) the time when all unit offering warrants have been sold under the shelf registration statement and
(3) the time when the unit offering warrants can be sold by persons who are not our affiliates without restriction under the Securities Act.

    A shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants has been filed and declared effective. We have agreed to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

THE FORD WARRANT

    On June 15, 1999, we issued a warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $30 per share.

    Ford's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that Ford has manufactured 500,000 new vehicles containing Sirius radios ('Ford Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 1,000,000 Ford Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 2,000,000 Ford Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 3,000,000 Ford Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 4,000,000 Ford Enabled Vehicles.

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
    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of June 11, 2009 and the date of termination or expiration of the agreement, dated June 11, 1999, between us and Ford.

    We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

DAIMLERCHRYSLER WARRANTS

    On January 28, 2000, we issued a warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $60 per share.

    DaimlerChrysler's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 500,000 new vehicles containing Sirius radios ('DaimlerChrysler Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,000,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,000,000 DaimlerChrysler Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 4,000,000 DaimlerChrysler Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated January 28, 2000, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

    We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. If we issue shares of common stock in an underwritten public offering, we also must notify DaimlerChrysler and offer to issue DaimlerChrysler, for cash at an equal price, the number of shares of common stock required so that DaimlerChrysler will have the same percentage of the total number of shares of common stock issued and outstanding immediately prior to the offering as after giving effect to the offering. DaimlerChrysler, however, must exercise this preemptive purchase right within five days after receiving notice from us and must purchase its common shares simultaneous with the closing of the offering.

LEHMAN WARRANTS

    In connection with a term loan facility entered into among us, certain lenders party thereto from time to time, Lehman Commercial Paper Inc. ('LCPI'), as syndication agent and as administration agent, and Lehman Brothers Inc., as arranger, we issued to LCPI a warrant to purchase up to 2,100,000 shares of our common stock at a purchase price of $29.00 per share.

    LCPI's right to exercise this warrant vests:

     in a tranche of 525,000 shares of common stock, on December 27, 2000;

     in a tranche of 1,050,000 shares of common stock, on the date of the making of the loans under the term loan facility; and

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     in a tranche of 525,000 shares of common stock, only under certain conditions relating to the performance of our publicly issued senior notes.

    This warrant expires, with respect to any of the tranches described above, on the tenth anniversary of the vesting date with respect to such tranche. The number of shares of common stock to be issued under this warrant and the exercise price of the warrant will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give LCPI notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

     to one or more underwriters or dealers for public offering and sale by them; and

     to investors directly or through agents.

    The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

     the method of distribution of the securities offered thereby;

     the purchase price and the proceeds we will receive from the sale; and

     any securities exchanges on which the securities of such series may be listed.

    In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

    Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

    Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

    Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of our common stock in the open market during and after an offering.

                                 LEGAL MATTERS

    Simpson Thacher & Bartlett, New York, New York, will pass upon specific legal matters with respect to the securities. Certain regulatory matters arising under the Communications Act will be passed upon by Wiley, Rein & Fielding, Washington, D.C.

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                                    EXPERTS

    The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the company's ability to continue as a going concern as discussed in Note 2 to the financial statements.

                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus.

    1. Our Annual Report on Form 10-K for the year ended December 31, 1999.

    2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

    3. Our Current Reports on Form 8-K dated February 1, 2000 and February 23, 2001.

    4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

    We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' below. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices in New York City, New York, and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

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                      [PHOTOS]



Sirius Satellite Control



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                               10,000,000 SHARES

                                     [Logo]

                                  COMMON STOCK

                              ----------------------
                              PROSPECTUS SUPPLEMENT
                                FEBRUARY 23, 2001
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                                  LEHMAN BROTHERS